Exhibit 1

COLLIERS INTERNATIONAL GROUP INC.

ANNUAL INFORMATION FORM

For the year ended December 31, 2021

February 17, 2022

TABLE OF CONTENTS

Forward-looking statements	2
Corporate structure	3
General development of the business	4
Dividends and dividend policy	15
Capital structure	15
Market for securities	18
Escrowed securities and securities subject to contractual restriction on transfer	18
Transfer agents and registrars	18
Directors and executive officers	19
Legal proceedings and regulatory actions	26
Properties	27
Reconciliation of non-GAAP financial measures	27
Risk factors	29
Interest of management and others in material transactions	38
Material contracts	39
Cease trade orders, bankruptcies, penalties or sanctions	41
Conflicts of interest	42
Independent registered public accounting firm	42
Audit & Risk Committee	42
Additional information	44
Exhibit “A” – Audit & Risk Committee Mandate

FORWARD-LOOKING STATEMENTS

This Annual Information Form contains, and incorporates by reference, “forward looking statements” which reflect the current expectations, estimates, forecasts and projections of management regarding our future growth, results of operations, performance and business prospects and opportunities. Wherever possible, words such as “may,” “would,” “could,” “will,” “anticipate,” “believe,” “plan,” “expect,” “intend,” “estimate,” “aim,” “endeavour” and similar expressions have been used to identify these forward-looking statements. These statements reflect management’s current beliefs with respect to future events and are based on information currently available to management. Forward-looking statements involve significant known and unknown risks, uncertainties and assumptions. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, without limitation, those listed in the “Risk Factors” section of this Annual Information Form. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results, performance or achievements could vary materially from those expressed or implied by the forward-looking statements contained in this Annual Information Form. These factors should be considered carefully and readers should not place undue reliance on the forward-looking statements. Although the forward-looking statements contained, or incorporated by reference into, this Annual Information Form are based upon what management currently believes to be reasonable assumptions, we cannot assure readers that actual results, performance or achievements will be consistent with these forward-looking statements. These forward-looking statements are made as of the date of this Annual Information Form and we do not intend, and do not assume any obligation, to update or revise these forward-looking statements, except as otherwise required by law.

COLLIERS INTERNATIONAL GROUP INC.

ANNUAL INFORMATION FORM

February 17, 2022

All amounts referred to in this Annual Information Form (“AIF”) are in United States dollars unless otherwise indicated. All financial and statistical data in this AIF is presented as at December 31, 2021 unless otherwise indicated.

Corporate structure

Colliers International Group Inc. (“we,” “us,” “our,” “Colliers,” or the “Company”) was formed under the Business Corporations Act (Ontario) by Articles of Arrangement dated June 1, 2015. The predecessor to the Company, FirstService Corporation (“Old FSV”), was formed by Articles of Incorporation dated February 25, 1988. Old FSV amalgamated with Coloma Resources Limited pursuant to Articles of Amalgamation dated July 31, 1988, and the amalgamated corporation continued as Old FSV.

By Articles of Amendment dated April 2, 1990, Old FSV: (i) consolidated each of its Class A Subordinate Voting Shares on a 30 to 1 basis and changed the designation of that class of shares to “Subordinate Voting Shares”, each such share carrying one vote; and (ii) consolidated each of its Class B shares on a 30 to 1 basis and changed the designation of that class of shares to “Multiple Voting Shares”, each such share carrying 20 votes.

By Certificate of Amendment dated June 27, 2007, the first series of Preference Shares of Old FSV were created and designated as 7% cumulative preference shares, series 1 (the “Preferred Shares”), with each Preferred Share having a stated value of US$25.00 and carrying a fixed cumulative annual dividend of US$1.75 payable quarterly. All outstanding Preferred Shares were eliminated on May 3, 2013 by way of a partial redemption for cash of $39.2 million immediately followed by a mandatory conversion of all then remaining Preferred Shares into Subordinate Voting Shares, which resulted in the issuance of 2.89 million new Subordinate Voting Shares.

On June 1, 2015, Old FSV completed a plan of arrangement (the “Spin-off”) which separated Old FSV into two independent publicly traded companies – Colliers, a global leader in diversified professional real estate services and new FirstService Corporation (“FirstService”), the North American leader in residential property management and related services. The Spin-off was designed to enhance long-term value for shareholders by creating two independent and sustainable companies, each with the ability to pursue and achieve greater success by employing independent value creation strategies best suited to its core businesses and customers. Under the Spin-off, Old FSV shareholders received one Colliers share and one FirstService share of the same class as each Old FSV share previously held, Old FSV amalgamated with a wholly-owned subsidiary and changed its name to Colliers and FirstService adopted the name “FirstService Corporation”.

On April 16, 2021, after receiving approval from 95% of disinterested shareholders, the Company completed the previously announced transaction to settle the Management Services Agreement, including the LTIA, between Colliers, Jay S. Hennick and Jayset Management CIG Inc., a corporation controlled by Mr. Hennick. This transaction also established a timeline for the orderly elimination of Colliers’ dual class voting structure by no later than September 1, 2028.

Our Subordinate Voting Shares are publicly traded on both the Toronto Stock Exchange (“TSX”) (symbol: CIGI) and The NASDAQ Stock Market (“NASDAQ”) (symbol: CIGI). Our head and registered office is located at 1140 Bay Street, Suite 4000, Toronto, Ontario, M5S 2B4. Our fiscal year-end is December 31.

Intercorporate Relationships

We have the following principal subsidiaries which have total assets or revenues which exceed 10% of our total consolidated assets or revenues as at and for the year ended December 31, 2021:

Name of Subsidiary	Percentage of Voting Securities Owned	Jurisdiction of Incorporation, Continuance, Formation or Organization
Colliers International EMEA Holdings Ltd.	100%	England & Wales
Colliers International Financing Hungary PLC	100%	Hungary
Colliers International Holdings (USA), Inc.	100%	Delaware
Colliers International USA, LLC	100%	Delaware
Colliers Investment Management Holdings, Inc.	100%	Delaware
Colliers Macaulay Nicolls Inc.	100%	Ontario
Colliers Macaulay Nicolls (Cyprus) Ltd.	100%	Cyprus
Harrison Street Real Estate Capital, LLC	75%	Delaware
Colliers Mortgage Holdings, LLC	78%	Delaware
Colliers International Holdings Limited	100%	British Virgin Islands
CI Holdings (USA), LLC	100%	Delaware
Colliers International WA, LLC	100%	Delaware

The above table does not include all of the subsidiaries of Colliers.

General development of the business

Our origins date back to 1972 when Jay S. Hennick, the Chairman & CEO of the Company, started a Toronto commercial swimming pool and recreational facility management business, which became the foundation of Old FSV. In 1993, we completed our initial public offering on the TSX, raising C$20 million. In 1995, our shares were listed on NASDAQ. In 1997, a second stock offering was completed in Canada and the United States raising US$20 million. In December 2004, a stock dividend was declared effectively achieving a 2-for-1 stock split for all outstanding Subordinate Voting Shares and Multiple Voting Shares (together, the “Common Shares”). In 2009, Old FSV issued US$77 million of convertible unsecured subordinate debentures, which were subsequently converted into 2.7 million Subordinate Voting Shares in 2014.

From 1994 to present, we completed numerous acquisitions and selected divestitures, developing, growing and focusing on the diversified professional real estate services provided by us today.

In 2004, we established a commercial real estate services division under the “Colliers International” brand with the acquisition of Colliers Macaulay Nicolls Inc. (“CMN”). Since that time, we have strengthened this business across markets and acquired numerous businesses within existing and new markets greatly expanding its geographic scope, services and talent. Today, Colliers is one of the world’s largest commercial real estate services providers offering a full range of commercial real estate services in the United States, Canada, Australia, the United Kingdom, Germany, China and several other countries in Asia, Europe and Latin America.

In 2015, we completed the Spin-off, creating two independent publicly traded companies: Colliers in commercial real estate services and FirstService in residential property management and related services. In connection with the Spin-off, Colliers entered into an Arrangement Agreement with, among others, FirstService dated March 11, 2015 (the “Arrangement Agreement”) and a Transitional Services and Separation Agreement with, among others, FirstService dated June 1, 2015 (the “Transitional Services and Separation Agreement”). The Arrangement Agreement set out the terms and conditions to the arrangement, including the plan of arrangement, which effected the Spin-off. The Transitional Services and Separation Agreement set out the mechanics for the separation of the businesses, including the division of assets and the assumption of liabilities and matters governing certain ongoing relationships between Colliers and FirstService, including reciprocal indemnities with respect to the assets and liabilities kept by Colliers or transferred to FirstService.

In September 2016, the Company acquired ICADE Asset Management and ICADE Conseil (“ICADE”), an asset management and investor advisory services platform in France. The acquisition established the Company’s Investment Management service line, with more than €2 billion of assets under management (“AUM") in Europe.

In July 2018, we acquired 75% of the ownership interests in Harrison Street Real Estate Capital, LLC (“Harrison Street”), a real estate investment firm dedicated to demographic-based investing with approximately $15.6 billion in AUM as of June 30, 2018. At closing, we paid $452 million, and up to an additional $100 million is expected to be paid in the first quarter of 2022 based on Harrison Street having achieved certain accelerated performance targets. The senior management team of Harrison Street holds the balance of the equity. Headquartered in Chicago, with an office in London, England, Harrison Street is a pioneer in demographic-based real estate investing.

In May 2020, we acquired a controlling interest in four subsidiaries of Dougherty Financial Group LLC – Dougherty Mortgage LLC, Dougherty & Company LLC, Dougherty Funding LLC and Dougherty Insurance Agency LLC (together “Dougherty”). Dougherty’s mortgage banking operations were rebranded as “Colliers Mortgage” which provides specialty debt financing through its relationships with US government agencies while all brokerage, investment banking, capital markets and public finance services are carried on through “Colliers Securities” which is licensed under the Securities and Exchange Commission and is a member of the Financial Industry Regulatory Authority (“FINRA”).

In July 2020, we acquired a controlling interest in Maser Consulting P.A. (“Maser”), a leading multi-disciplinary engineering design and consulting firm in the U.S. The operation was rebranded as “Colliers Engineering & Design” in the first half of 2021.

In January 2022, the Company announced its agreement to invest in Basalt Infrastructure, LLP (“Basalt”) a transatlantic infrastructure investment management firm with $8.5 billion in AUM. The expected acquisition adds highly differentiated investment products in the utility, transportation, energy/renewables and communications sectors. The transaction is subject to customary closing conditions and approvals and is expected to close in the second half of 2022.

Narrative description of Colliers

History

CMN traces its roots back to 1898 when Macaulay Nicolls was founded in Vancouver, Canada as a property management and insurance agency. Colliers originated in 1976 in Australia through the merger of three commercial property services firms. In 1984, Colliers joined forces with Macaulay Nicolls to form CMN. Over the years, Colliers continued to grow globally as other market leading commercial real estate service providers joined the group. In 2004, Old FSV acquired a controlling interest in CMN. At the time of the acquisition by Old FSV, CMN was generating approximately $250 million in annual revenue.

With the financial and strategic support of Old FSV and a deep and experienced senior management team, CMN accelerated its growth by adding company-owned operations, expanding into complementary service areas and growing into other geographic regions. By 2010, Old FSV had unified all operations globally under the “Colliers International” brand name with one mission and standardized business practices delivered consistently throughout all operations. Over the past 15 years, Colliers has been one of the fastest growing major, global diversified professional real estate services and investment management companies based on revenue growth. A summary of Colliers’ history and growth initiatives to date is as follows:

Year	Event
1898	Macaulay Nicolls founded in Vancouver, Canada
1976	Colliers International Property Consultants incorporated in Australia
1984	Colliers International launches global expansion into Canada and the US as CMN
1986	Colliers International merges operations in Australia and Asia establishing operations in 20 markets in Asia Pacific
1990	Colliers International expands into emerging markets including Central Europe and Latin America
2004

Old FSV acquires a controlling interest in CMN with a long-term strategy to consolidate operations and create one global organization, under one brand with consistent business practices applied globally

2006

Between 2006 and 2010, CMN begins to strengthen and grow its global platform by acquiring additional Colliers International branded operations. In total, 29 acquisitions are completed in 15 countries around the world

2010

The US operations of Colliers combine with CMN and re-brand under as “Colliers International” in all markets

Original network structure is disbanded and newly re-branded Colliers International, controlled by Old FSV, becomes one of the largest and most recognized brands in commercial real estate globally

2012	Colliers acquires the Colliers International operations in the United Kingdom and Ireland and integrates them into its global platform
2013	Colliers acquires the German Colliers International operations and integrates them into its global platform
2014	Colliers International voted to the top five in Global Outsourcing 100 for the first time in its history Colliers expands to France and Belgium
2015	Colliers International Group Inc. begins trading on the NASDAQ and TSX on June 2, 2015
2016	Colliers establishes its Investment Management service line with the acquisition of ICADE
2017

Colliers acquires two of largest remaining non-owned Colliers International branded operations in the United States. Colliers acquires the Colliers International operations in Denmark and integrates them into its global platform

2018	Colliers acquires a controlling interest in Harrison Street, a real estate investment management firm dedicated to demographic-based investing
2019	Colliers acquires a controlling interest in Synergy Property Development Services, a leading project management services firm in India
2020

Colliers acquires a controlling interest in Dougherty and establishes a U.S. debt finance and loan servicing platform

Colliers acquires a controlling interest in Maser, a multi-discipline engineering design service firm in the U.S.

2021

Colliers unveils new visual identity, including the removal of the word “International” to give more prominence to the “Colliers” wordmark

Settlement of Long-Term Incentive Arrangement with the Company’s Chairman and CEO as approved by 95% of the Company’s disinterested shareholders. As part of the settlement, the Company established a timeline for the orderly elimination of Colliers’ dual class voting structure by no later than September 1, 2028

Colliers acquires Bergmann (“Bergmann”), a leading engineering, architecture and design services firm located in the US Northeast, Midwest and Mid-Atlantic regions

Colliers enters into agreements to acquire controlling interests in Antirion, a real estate investment management firm in Italy, and our Colliers Italy affiliate. The transactions are expected to close by the end of first quarter of 2022

2022

Colliers enters into agreement to acquire controlling interest in Basalt, a transatlantic infrastructure investment management firm with a focus on utility, transportation, energy/renewables, and communication sectors in Europe and North America

Service offerings

Recurring Services (45% of revenues)

Recurring services are comprised of our Outsourcing & Advisory and Investment Management segments. These services are typically higher-value-add professional real estate services with substantially all of the revenues contractual and recurring or repeat in nature.

Outsourcing & Advisory Services

Our Outsourcing & Advisory Services operations provide corporate and workplace solutions, property and facility management services, project management services, engineering and design services, appraisal and valuation services, loan servicing and research for commercial real estate clients. We partner with large corporations in managing their overall real estate portfolios and transactions to reduce costs, improve execution across multiple markets and increase operational efficiency. Professional staff combines proprietary technology with high level strategic planning, portfolio management, lease administration and facilities and project management. Outsourcing & Advisory Services has more than 6,900 professional staff globally.

Our Outsourcing & Advisory Services include:

•

Corporate Solutions: We work as an extension of a client’s team to provide deep expertise and a comprehensive set of portfolio management, transaction management, project management, workplace solutions, strategic consulting, property and asset management as well as other corporate real estate services. Our Corporate Solutions clients are typically companies or public sector institutions with large, highly distributed, and diverse real estate portfolios. We typically enter into long-term, contractual relationships with these clients to ensure that real estate strategies are developed to support their overall business needs. This service line offers clients a fully integrated suite of services under the leadership and accountability of an account leader or team who are responsible for overall performance around the world. Many of our contracts contain fees that are tied to performance against client objectives (such as cost and footprint reduction, cycle-time improvement, and customer satisfaction) instead of fees based solely on transaction commissions. Our corporate solutions teams have a unified value proposition which is to deliver customized, accountable, and innovative real estate solutions that result in the best service experience and alignment with our client’s core business strategy. We have developed industry-leading technology through Colliers360 (which provides clients with user-friendly, fast and flexible dashboard and analytics technologies via a secure webpage) which allows us to measure performance and help our clients make efficient, well-informed decisions regarding their real estate portfolio. Colliers360 also includes leading edge business intelligence that populates data from various independent and client related sources. In 2020, we added the Workplace Expert tool to Colliers360 suite of technology apps that recommends clients different office environments and potential configurations tailored specific to their business needs. We also provide lease administration, transaction, project management and facilities management systems.

•

Property Management Services: Property Management provides oversight and management of the daily operations of a single property or portfolio of properties and provides on-going strategic advice on ways in which clients can maximize the value of their properties. Services include building operations and maintenance, facilities management, lease administration, property accounting and financial reporting, contract management and construction management. We ensure that we implement the owner’s specific property value enhancement objectives through maximization of opportunities to help clients ensure excellent tenant relations while maximizing property level cash flows.

•

Project Management Services: We provide project management services for a wide range of projects regardless of size. These services include bid document review, construction monitoring and delivery management, contract administration and integrated cost control, development management, facility and engineering functionality, milestone and performance monitoring, quality assurance, risk management and strategic project consulting.

•

Engineering and Design Services: We established our engineering and design service line with the acquisition of Maser in July 2020 and further enhanced this service offering with the acquisition of Bergmann in 2021. We offer private and public sector clients in the U.S. a full range of consulting and engineering design services for property & building, infrastructure, transportation, environmental and telecommunications end-markets through a dedicated team of more than 1,000 employees. Our professionals include licensed engineers, planners, surveyors, landscape architects and environmental scientists.

•

Valuation & Advisory Services: We provide clients with an opinion of a property’s value that complies with a client’s requirements and applicable professional standards and regulations to offer a nuanced understanding of the property and broader market trends. Our advisors leverage best-in-class technology to offer clients both speed and accuracy while maintaining a dedicated project leader and senior management oversight to ensure quality and accountability. Services include valuation and appraisal review and management, portfolio or single asset valuation, arbitration and consulting, highest and best use studies, tax appeals and litigation support.

•

Workplace Strategy: We provide a full suite of visioning, change management and strategic consulting services to occupiers to maximize the effectiveness of their workplace. These consulting services are designed to help clients turn their real estate into a competitive advantage to recruit and retain talent through the analysis and design of an optimal work environment. Over the course of 2020 and 2021, these services included advice on workplace optimization and strategy to address changes related to the COVID-19 pandemic.

•

Loan Servicing: We service loans originated under contractual arrangements associated with our debt finance operations. Our services include managing the administrative aspects of the loan, including collection of monthly payments, maintenance of records and management of escrow funds among others. Our loan servicing portfolio was approximately $11 billion as at December 31, 2021.

•

Property Marketing: We provide turnkey property marketing solutions for both commercial and high-end residential projects to generate demand and attract credit-worthy tenants and investors. We have made a significant investment in our property marketing strategies, increasing volumes of leads and reducing time-on-market. The majority of the leads we generate for our clients now come from online sources. By transforming the typical industry marketing mix, we can both reduce costs and decrease lease-up time. Our property marketing platform is impactful with both domestic and sophisticated international buyers.

•

Research Services: Our Research Services provide data-driven insights for owners and landlords into emerging trends and market activity, projections for lease rates, valuation estimations based on comparable transactions and mapping services. Research Services provide insights for occupiers and tenants into future lease rates, expansion potential, potential to sublease and mapping services.

Our Outsourcing & Advisory Services revenues are derived from fees which are typically contractual, both fixed and performance based, and contract terms are often multi-year providing recurring or repeat revenues.

Investment Management

Our investment management operations were established in 2016 with the acquisition of ICADE, an asset management and investor advisory services platform in France, which was subsequently combined with existing asset advisory operations in the United Kingdom and Belgium and now operates as Colliers Global Investors. In 2018, the Company acquired a controlling interest in Harrison Street. In 2022, the Company expects to complete the acquisitions of Antirion and Basalt, described below. The Company’s strategy is to build, through acquisitions and internal growth, a full-service real estate and real asset investment management and asset advisory business that operates globally and is capable of serving the needs of clients, including institutional investors, sovereign wealth funds, public & corporate pension funds, endowments, insurance companies, foundations and family offices.

•

Harrison Street: Harrison Street is a real estate investment management firm with a differentiated investment strategy focused on demographic-based investing with approximately $45.5 billion in AUM as of December 31, 2021. Specifically, these sectors include education, healthcare and storage as well as social and utility infrastructure in the United States, Europe and Canada. Harrison Street is a pioneer in demographic-based real estate investing, which we believe is a defensive strategy given consistent demand for underlying real estate and lower volatility in the value of real estate in these sectors.

The education, healthcare and storage sectors represent an estimated investable universe of over $1.4 trillion, representing a significant opportunity for continuing institutional investment. These sectors benefit from strong demographic trends, attractive risk-adjusted returns relative to real estate in other classes, liquidity (measured in terms of resale volume), inflation protection (due to shorter term leases), limited supply and market fragmentation (resulting in pricing inefficiencies).

Since its inception in 2005, Harrison Street has established a series of disciplined and highly differentiated investment products across multiple risk/return strategies, originating and managing a series of open and closed-end real estate investment funds. Approximately 45% of Harrison Street’s AUM is held in closed end funds, 52% in open end funds and 3% in separate accounts.

Harrison Street generates contractual management fee revenue from each fund. This fee revenue is expected to be stable and recurring due to: (i) consistent fund financial performance at or exceeding industry benchmarks; (ii) the defensive nature of the real estate sectors being invested in by the funds; and (iii) management fees for closed-end funds based on committed or invested capital rather than marked-to-market asset value, providing for revenue stability throughout the life of the funds. Management contracts generally have a term for the life of each fund but are cancellable with notice by a vote by all or a super-majority of non-affiliated investors.

Harrison Street is headquartered in Chicago, with an office in London, UK, and has more than 200 employees. In 2021, Harrison Street was ranked 29th in the PERE Top 100 Private Real Estate Managers. Harrison Street also received four coveted PERE Awards, including ‘Alternatives Investor of the Year’ globally and in North America and was named as the “Best Place to Work in Money Management” by Pension & Investments for seven consecutive years from 2014-2020. Members of the senior management team hold a 25% redeemable non-controlling equity interest in Harrison Street, which is subject to an operating agreement.

•

Colliers Global Investors (“CGI”): CGI, our investment management operation in Europe has AUM of approximately $5.5 billion as of December 31, 2021. CGI has operations in France, the United Kingdom and Belgium, and invests in core and core-plus real estate assets located throughout Europe. Asset classes include office, industrial, retail and hospitality. CGI’s AUM is held in separate accounts and closed end funds on behalf of its more than 100 clients.

In October 2021, the Company announced the acquisition of a controlling interest in Milan-based Antirion, an Italian investment management firm. The Antirion acquisition is subject to customary closing conditions and approvals and is expected to be completed in the first half of 2022. Antirion has approximately $4 billion of AUM, held in closed and open-ended funds, with asset classes that are similar to CGI. Antirion will be rebranded and integrated with the CGI operations.

•

Basalt: In January 2022, the Company announced the acquisition of a 75% equity interest in London and New York based Basalt. Basalt is a transatlantic infrastructure investment management firm with approximately $8.5 billion in AUM and is expected to generate approximately $65-75 million in annual management fee revenues once the acquisition is completed. The acquisition adds highly differentiated investment products in the utility, transportation, energy/renewables and communications sectors. The transaction is subject to customary closing conditions and approvals and is expected to be completed in the second half of 2022.

Harrison Street, together with Colliers Global Investors, had AUM of approximately $51 billion as of December 31, 2021. Including Antirion and Basalt, AUM is expected to be approximately $63 billion.

Capital Markets and Leasing (55% of revenues)

We provide transaction brokerage services in sales and leasing for commercial clients as well as debt finance services related to the origination and sale of multifamily and commercial mortgage loans. Our commercial real estate advisors assist buyers and sellers in connection with the acquisition or disposition of real estate; assist landlords and tenants with lease opportunities; and assist borrowers and lenders with the placement of debt capital on commercial real estate assets. Our advisors typically perform their services for compensation based on commissions calculated on the value of a transaction. We have approximately 4,300 professional advisors globally. We execute transactions across a diverse client base, including corporations, financial institutions, governments and individuals.

We provide services for sales, leases, and mortgages in the following areas:

•

Landlord Representation: Agency advisors work on behalf of property owners to search for and obtain tenants and other occupiers by strategically positioning and promoting the property through various campaigns and marketing channels. Our advisors look to secure the right tenants for clients’ properties, help owners avoid common pitfalls of the leasing process and otherwise support landlord ownership goals for their real estate assets.

•

Tenant Representation: Our brokerage advisors work on behalf of tenants to lease the right space in the right location and secure the most favorable terms. Our advisors help to turn a lease, often the second-greatest expenditure for a business after payroll, from a cost center into a competitive advantage that can elevate their brand, streamline their operations, attract leading talent and make a meaningful impact to their bottom line.

•

Capital Markets & Investment Services: Colliers’ Capital Markets & Investment Services advisors are professionals that work collaboratively to provide real estate expertise to our clients, acting in a consultancy capacity to help each client maximize investment returns, whether as a buyer, seller or borrower. Capital Markets & Investment Services advisors are organized into office, industrial, retail, multifamily, hospitality, healthcare and special purpose teams in order to drive thought leadership for each major asset class. Many team members also represent subspecialties in areas such as Affordable Housing, Data Centers, Student Housing, Seniors Housing, Land, Self-Storage and Transit Oriented Development. These investment teams are further organized in subsets to meet the needs of both our institutional and private capital clients, recognizing that these client groupings have different needs. These investment teams understand the intricacies of single asset and portfolio executions and, with the assistance of our advisors, are globally connected with active market participants. Integrally supporting these investment teams are national and/or regional groups of debt & equity financing advisors that help both our institutional and private capital clients with senior and subordinated debt strategies and placements with a global network of capital providers. Many of our financing advisors have experience helping our clients with preferred and common equity strategies and placements, including partnership capitalizations and recapitalizations. Our financing professionals are in the market continuously with these capital sources, providing our clients with significant market intelligence and leverage when evaluating their financing needs. Our Capital Markets & Investment Services teams work closely with each service line, including property management, project management, leasing, and valuations in order to serve the broader business needs of each client.

•

Debt Finance Services: With the acquisition of Colliers Mortgage in May 2020, we significantly strengthened our debt finance capabilities. We provide specialty debt financing for multifamily housing, healthcare and senior housing real estate through US Government Sponsored Agencies. This includes origination, underwriting, asset management and loan servicing for Fannie Mae, the Federal Housing Administration / U.S. Department of Housing and Urban Development (FHA/HUD) and the U.S. Department of Agriculture (USDA). Colliers Mortgage also provides commercial property lending to institutional investors as well as loan syndication. In 2021, the Company originated a total volume of $3.7 billion.

•	Mortgage Investment Banking: Colliers Securities provides brokerage, investment banking, capital markets services, public finance services and other real estate related activities.

Our professional advisors work with all asset classes, including office, industrial, retail, multi-family, hospitality, health care and mixed-use properties. In 2021, we completed 54,000 sale and lease transactions for a total transaction value of $131 billion.

Focus on Environmental, Social and Governance (“ESG”)

In October 2021, the Company announced its ‘Elevate the Built Environment’ strategic framework designed to embed environment, social and governance (“ESG”) best practices across the organization. In addition, Colliers committed to setting a science-based target through the Science-Based Targets initiative’s (SBTi) Business Ambition for 1.5°C program as well as achieving Net Zero for the Company’s own operations by 2030. The company continues to develop remaining tactical plans and targets, which it expects to release over the course of the next two years.

Below is the Company’s framework to address material topics across three core areas identified through strong stakeholder engagement.

Geographic locations

We deliver services from 372 offices in 37 countries companywide (not including our affiliates). Operationally, we have organized our business and report our results through four segments. For the year ended December 31, 2021:

1.         Americas represented 61% of our global revenues (48% generated in the United States, 11% in Canada and 1% in Latin America);

2.         EMEA represented 16% of our global revenues, comprising operations in 19 countries;

3.         Asia Pacific represented 17% of our revenues, comprising operations in 10 countries; and

4.         Investment Management represented 6% of our revenues, comprising operations in 4 countries.

Below is a map reflecting the geographic location of our company-owned and affiliate offices:

Operating segments

Revenues
by operating segment	Year ended December 31
(in thousands of US$)	2021	2020	2019
Americas	$2,489,217	$1,626,372	$1,690,507
EMEA	672,737	516,507	636,466
Asia Pacific	673,661	470,632	542,609
Investment Management	252,890	172,594	174,588
Corporate	624	752	1,641
Total	$4,089,129	$2,786,857	$3,045,811

Operating earnings
by operating segment	Year ended December 31
(in thousands of US$ and as a % of revenues)	2021		2020		2019
Americas	$233,788	9.4%	$121,371	7.5%	$103,731	6.1%
EMEA	59,606	8.9%	8,336	1.6%	48,510	7.6%
Asia Pacific	82,023	12.2%	45,221	9.6%	67,062	12.4%
Investment Management	63,659	25.2%	40,738	23.6%	35,048	20.1%
Corporate	(570,577)	N/A	(51,088)	N/A	(36,154)	N/A
Total	$(131,501)	(3.2)%	$164,578	5.9%	$218,197	7.2%

Adjusted EBITDA[1]
by operating segment	Year ended December 31
(in thousands of US$ and as a % of revenues)	2021		2020		2019
Americas	$296,133	11.9%	$180,427	11.1%	$151,347	9.0%
EMEA	82,505	12.3%	45,934	8.9%	80,342	12.6%
Asia Pacific	95,238	14.1%	66,292	14.1%	76,209	14.0%
Investment Management	95,122	37.6%	69,488	40.3%	61,907	35.5%
Corporate	(24,660)	N/A	(699)	N/A	(10,329)	N/A
Total	$544,338	13.3%	$361,442	13.0%	$359,476	11.8%

Seasonality

The Company generates peak revenues and earnings in the month of December followed by a low in January and February as a result of the timing of closings on commercial real estate sales brokerage transactions. Revenues and earnings during the balance of the year are relatively even. These Capital Markets operations comprised 30% of our 2021 annual consolidated revenues. Variations can also be caused by business acquisitions or dispositions which alter the consolidated service mix.

Trademarks

Our trademarks are important for the advertising and brand awareness of our businesses. We take precautions to defend the value of our trademarks by maintaining legal registrations and by litigating against alleged infringements, if necessary.

In markets where Colliers does not operate company-owned operations, we operate through affiliates operating under the “Colliers International” and “Colliers” brands and trademarks. To ensure brand unity and service quality, all affiliates are subject to brand and performance guidelines that are monitored and enforced by Colliers. We currently have affiliates in 27 countries around the world who together generated approximately $585 million in revenue in 2021, which are excluded from the Company’s consolidated results. In 2021, our affiliates completed 15,000 sale and lease transactions for a total transaction value of $28 billion.

Employees

We currently have approximately 16,780 employees worldwide as follows:

Segment	Professional staff	Support & administrative staff	Total employees
Americas	5,450	3,460	8,910
EMEA	2,410	1,000	3,410
Asia Pacific	3,330	910	4,240
Investment Management	150	70	220
Total operations	11,340	5,440	16,780

Non-controlling interests

We own a majority interest in substantially all of our operations, while in many cases operating management of each subsidiary owns the remaining shares. This structure was designed to maintain control at Colliers while providing significant risks and rewards of equity ownership to management at the operating businesses. In almost all cases, we have the right to “call” management’s shares, usually payable at our option with any combination of Subordinate Voting Shares or cash. We may also be obligated to acquire certain of these non-controlling interests in the event of death, disability or cessation of employment or if the shares are “put” by the holder, subject to annual limitations on these puts imposed by the relevant shareholder agreements. These arrangements provide significant flexibility to us in connection with management succession planning and shareholder liquidity matters.

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1  Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a reconciliation of this and other non-GAAP financial measures, see “Reconciliation of non-GAAP financial measures” in this AIF.

Our growth strategy

We maintain a leadership position in the industry by offering a full complement of services to our wide range of customers on a global basis. Our key point of differentiation is the level of expertise and collaboration our professionals demonstrate, leading to higher levels of service for our clients. We have an established track record of expanding our business internally and through acquisitions. Our unique enterprising culture and global scale positions us well to further strengthen our market share in our core markets, expand into complementary services and increase our geographic footprint while continuing to pursue strategic acquisitions. We are focused on continuing to grow and add higher value-add and higher margin services. In 2021, the Company announced its new five-year Enterprise ’25 growth strategy, setting ambitious growth targets to 2025. Under the new plan, Colliers will strive to double our profitability and generate more than 65% of our Adjusted EBITDA from recurring revenue sources.

Dividends and dividend policy

Dividend policy

Following the completion of the Spin-off, our Board of Directors approved a revised dividend policy for the Company, which was a dividend of $0.08 per Common Share (being the Subordinate Voting Shares and Multiple Voting Shares) per annum, payable semi-annually. On May 31, 2016, the Board of Directors increased the semi-annual dividend from $0.04 to $0.05 per Common Share ($0.10 per annum). On December 7, 2021, the Board of Directors further increased the semi-annual dividend from $0.05 to $0.15 per Common Share ($0.30 per annum). These dividends are paid in cash after the end of the second and fourth quarters. All dividend payments are subject to the discretion of our Board of Directors. For the purposes of the Income Tax Act (Canada) and any similar provincial legislation, all dividends on the Common Shares will be eligible dividends unless indicated otherwise.

The terms of the Common Share dividend policy remain, among other things, at the discretion of our Board of Directors. Future dividends on the Common Shares, if any, will depend on the results of Colliers’ operations, cash requirements, financial condition, contractual restrictions, business opportunities, provisions of applicable law and other relevant factors. Under the terms of the Company’s debt agreements, the Company is not permitted to pay dividends, whether in cash or in specie, in the circumstances of an event of default thereunder occurring and continuing or an event of default occurring as a consequence thereof. See “Material contracts” below.

Dividend history

The aggregate cash dividends declared per Common Share in respect of the years ended December 31, 2021, 2020 and 2019 were $0.20, $0.10 and $0.10, respectively.

Capital structure

Share capital

The authorized capital of the Company consists of an unlimited number of preference shares (the “Preference Shares”), issuable in series, an unlimited number of Subordinate Voting Shares and an unlimited number of Multiple Voting Shares. As of February 17, 2022, there were 42,932,300 Subordinate Voting Shares and 1,325,694 Multiple Voting Shares issued and outstanding.

Common Shares

The Common Shares rank junior to the Preference Shares or series thereof ranking in priority with respect to the payment of dividends, return of capital and distribution of assets in the event of liquidation, dissolution or any distribution of the assets of Colliers for the purpose of winding-up its affairs. The holders of outstanding Common Shares are entitled to receive dividends and other distributions on a share-for-share basis (or, in the discretion of the directors, in a greater amount per Subordinate Voting Share than per Multiple Voting Share) out of the assets legally available therefor at such times and in such amounts as our Board of Directors may determine, but without preference or distinction between the Multiple Voting Shares and the Subordinate Voting Shares. The Subordinate Voting Shares carry one vote per share and the Multiple Voting Shares carry 20 votes per share. The holders of Subordinate Voting Shares and the holders of Multiple Voting Shares are entitled to receive notice of any meeting of shareholders and to attend and vote thereat as a single class on all matters to be voted on by the shareholders, except at meetings where the holders of shares of one class or of a particular series of shares are entitled to vote separately.

The rights, privileges, conditions and restrictions attaching to the Subordinate Voting Shares and the Multiple Voting Shares may be respectively modified if the amendment is authorized by at least two-thirds of the votes cast at a meeting of the holders of Subordinate Voting Shares and the holders of Multiple Voting Shares duly held for that purpose. However, if the holders of Subordinate Voting Shares, as a class, or the holders of Multiple Voting Shares, as a class, are to be affected in a manner different from the other classes of shares, such amendment must, in addition, be authorized by at least two-thirds of the votes cast at a meeting of the holders of the class of shares which is affected differently.

Each outstanding Multiple Voting Share is convertible at any time, at the option of the holder, into one Subordinate Voting Share. The Subordinate Voting Shares are not convertible into any other class of shares. No subdivision, consolidation, reclassification or other change of the Multiple Voting Shares or the Subordinate Voting Shares may be made without, concurrently, having the Multiple Voting Shares or Subordinate Voting Shares, as the case may be, subdivided, consolidated, reclassified or other change made under the same conditions. The Common Shares are not redeemable nor retractable but are able to be purchased for cancelation by Colliers in the open market, by private contract or otherwise. Upon the liquidation, dissolution or any distribution of the assets of Colliers for the purpose of winding-up its affairs, the holders of Common Shares are entitled to participate equally, on a share-for-share basis, in the remaining property and assets of Colliers available for distribution to such holders.

In accordance with the terms and conditions of a trust agreement entered into by Jay Hennick and Henset Capital Inc. (the “Multiple Voting Shareholder”) on April 16, 2021 (the “New Trust Agreement”) (see “Material Contracts” below), the Multiple Voting Shares will convert into Subordinate Voting Shares on a one-for-one basis and for no additional consideration or premium upon the earliest to occur of: (a) the date that the sum of the number of Multiple Voting Shares and Subordinate Voting Shares held by Mr. Hennick and the Multiple Voting Shareholder, together with their associates and affiliates, is less than 4,000,000 (subject to adjustment and including ownership of securities convertible into Subordinate Voting Shares); (b) 24 months after the termination of the New MSA (as defined below) as a result of Mr. Hennick’s death, disability, voluntary resignation or the occurrence of certain other specific events set out in the New MSA; and (c) September 1, 2028. Additionally, the New Trust Agreement provides that Mr. Hennick and the Multiple Voting Shareholder will not sell any Multiple Voting Shares at a price greater than the market price of the Subordinate Voting Shares on the date of the agreement to sell such shares unless through the facilities of the NASDAQ or TSX, pursuant to a take-over bid, or similar transaction, where there is a concurrent offer made to, or acquisition from, the holders of all of the Subordinate Voting Shares on terms that are at least as favorable to the holders of Subordinate Voting Shares as those made to the Multiple Voting Shareholders, pursuant to an issuer bid or pursuant to the granting of a permitted security interest.

Preference Shares

The Preference Shares are issuable, from time to time, in one or more series, as determined by our Board of Directors. Our Board of Directors will determine, before the issue of any series of Preference Shares, the designation, preferences, rights, restrictions, conditions, limitations, priorities as to payment of dividends and/or distribution on liquidation, dissolution or winding-up, or prohibitions attaching to such series. The Preference Shares, if issued, will rank prior to the Common Shares with respect to the payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding-up of Colliers or any other distribution of assets of Colliers among its shareholders for the purpose of winding-up its affairs, and may also be given such other preferences over the Common Shares as may be determined with respect to the respective series authorized and issued. Except as required by law, the Preference Shares will not carry voting rights.

Certain rights of holders of Subordinate Voting Shares

A summary of the rights attaching to the Subordinate Voting Shares in the event that a take-over bid is made for Multiple Voting Shares is set out in the section entitled “Certain Rights of Holders of Subordinate Voting Shares” contained in our Management Information Circular to be filed in connection with our upcoming meeting of shareholders (the “2022 Circular”), which shall be incorporated by reference herein and will be available on SEDAR at www.sedar.com. Reference should be made to our articles for the full text of these provisions.

Option Plan

Colliers has a stock option plan (the “Option Plan”) pursuant to which options to acquire Subordinate Voting Shares may be granted to directors, officers and full-time employees of Colliers or its subsidiaries (other than Jay S. Hennick). A summary of the terms of the Option Plan is set out in the section entitled “Executive Compensation – Incentive Award Plans of Colliers – Colliers Stock Option Plan” contained in the 2022 Circular, which is incorporated by reference herein and will be available on SEDAR at www.sedar.com. The maximum number of Subordinate Voting Shares subject to grants of options under the Option Plan is limited to 8,100,000, of which: (i) options exercisable for 2,357,375 Subordinate Voting Shares have been granted and are outstanding as at the date hereof; and (ii) options which were exercisable for 5,053,075 Subordinate Voting Shares have been exercised or expired as at the date hereof, leaving options yet to be granted which would be exercisable for 699,300 Subordinate Voting Shares.

Convertible Notes

On May 19, 2020, the Company issued $230 million aggregate principal of Convertible Senior Subordinated Notes (the “Convertible Notes”) at par value. The Convertible Notes will mature on June 1, 2025 and bear interest of 4.0% per annum, payable semi-annually in arrears on June 1 and December 1 of each year, beginning on December 1, 2020. The Convertible Notes are unsecured and subordinated to all of the Company’s existing and future secured indebtedness, and are treated as equity for financial leverage calculations under the Company’s Revolving Credit Facility (“Revolving Credit Facility”) and Senior Notes due 2028 and Senior Notes due 2031.

The Convertible Notes were issued pursuant to, and are governed by, the trust indenture (“Trust Indenture”) between the Company and Wells Fargo Bank, National Association as trustee (the “Trustee”). A copy of the Trust Indenture is available for review under Colliers’ SEDAR profile at www.sedar.com.

At the holder’s option, the Convertible Notes may be converted at any time prior to maturity into Subordinate Voting Shares based on an initial conversion rate of approximately 17.2507 Subordinate Voting Shares per $1,000 principal amount of Convertible Notes, which represents an initial conversion price of $57.97 per Subordinate Voting Share. Subsequent to the increase in Colliers’ semi-annual dividend announced on December 7, 2021, the conversion rate was adjusted to 17.2624 effective December 31, 2021.

The Company, at its option, may also redeem the Convertible Notes, in whole or in part, on or after June 1, 2023 at a redemption price equal to 100% of the principal amount of the Convertible Notes to be redeemed, plus accrued and unpaid interest, provided that the last reported trading price of the Subordinate Voting Shares for any 20 trading days in a consecutive 30 trading day period preceding the date of the notice of redemption is not less than 130% of the conversion price.

Subject to specified conditions, the Company may elect to repay some or all of the outstanding principal amount of the Convertible Notes, on maturity or redemption, through the issuance of Subordinate Voting Shares.

Market for securities

The outstanding Subordinate Voting Shares are listed for trading on the TSX and NASDAQ under the symbol “CIGI”. The Multiple Voting Shares are not listed and do not trade on any public market or quotation system.

The following table sets forth the reported high and low trading prices and the aggregate volume of trading of the Subordinate Voting Shares on NASDAQ (in United States dollars) and on the TSX (in Canadian dollars) for each month in 2021.

	NASDAQ			TSX
Month	High Price (US$)	Low Price (US$)	Volume Traded	High Price (C$)	Low Price (C$)	Volume Traded
January 2021	94.74	84.02	917,408	120.72	106.70	1,077,901
February 2021	111.71	87.14	1,830,358	142.47	111.40	1,150,475
March 2021	109.97	98.23	1,767,215	138.71	123.48	1,151,179
April 2021	111.35	98.30	1,668,926	136.89	124.00	658,106
May 2021	120.30	104.98	1,627,624	148.63	126.83	1,659,272
June 2021	119.32	110.24	1,092,374	149.99	132.52	1,003,353
July 2021	132.15	107.62	1,129,179	164.29	134.74	728,522
August 2021	142.04	120.39	1,240,918	179.96	156.54	1,006,160
September 2021	143.38	123.83	1,984,305	179.88	158.75	1,612,103
October 2021	149.36	125.85	1,276,944	184.39	159.30	976,111
November 2021	150.64	134.22	1,225,614	186.76	172.00	1,058,351
December 2021	149.31	134.37	1,102,808	190.63	172.55	928,287

Escrowed securities and securities subject to contractual restriction on transfer

To the knowledge of Colliers, as of the date hereof, no securities of any class of securities of Colliers are held in escrow or subject to contractual restrictions on transfer or are anticipated to be held in escrow or subject to contractual restrictions on transfer.

Transfer agents and registrars

The transfer agent and registrar for the Subordinate Voting Shares is TSX Trust Company, 100 Adelaide Street West, Suite 301, Toronto, Ontario, M5H 4H1. The transfer agent and registrar for the Multiple Voting Shares is the Company at 1140 Bay Street, Suite 4000, Toronto, Ontario, M5S 2B4.

Directors and executive officers

Directors

Our Board of Directors is currently comprised of ten members. The following information is provided with respect to the directors of the Company as at February 17, 2022:

Name and municipality of residence	Age	Present position and tenure	Principal occupation during last five years
Jay S. Hennick Ontario, Canada	65	Chief Executive Officer & Director since May 30, 1988[4]; Chairman since June 2015.

Mr. Hennick is the Chairman and CEO of Colliers. Mr. Hennick is the founder and was the former CEO of FirstService Corporation from 1988 to 2015. In June 2015, Mr. Hennick became the Founder and Chairman of FirstService. In 1998, Mr. Hennick was awarded Canada's Entrepreneur of the Year, in 2001 he was named Canada's CEO of the Year by Canadian Business Magazine and in 2011, received an honorary Doctorate of Laws from York University and from the University of Ottawa in 2014. In 2018, Mr. Hennick was appointed a member of the Order of Canada and is also the 2019 International Horatio Alger Award recipient. Mr. Hennick served as past Chairman of the Board of Directors of the Sinai Health System and Mount Sinai Hospital, in Toronto. Mr. Hennick together with his wife Barbara established the Hennick Family Foundation to support important causes in healthcare, education and the arts including: the naming of Hennick Bridgepoint Hospital, the largest complex care and rehabilitation hospital in Canada; the naming of the Entry Arch at the World Holocaust Remembrance Centre in Israel; The Hennick Family Wellness Gallery at Mount Sinai Hospital in Toronto; The Hennick Centre for Business and Law, a joint program of the Osgoode Hall Law School and the Schulich School of Business at York University and The Jay Hennick JD-MBA Program at the University of Ottawa. Mr. Hennick holds a Bachelor of Arts degree from York University in Toronto and a Doctorate of Laws from the University of Ottawa.

Peter F. Cohen[1] Ontario, Canada	69	Vice Chair of the board, Director since March 30, 1990[4]; Chairman of the Old FSV board from May 2005 to May 2015

Mr. Cohen is a Chartered Professional Accountant and a former partner in an audit practice of a public accounting firm. Mr. Cohen is currently the President and Chief Executive Officer of a number of private companies including The Dawsco Group, Building Value Realty Group and BV Glazing Systems Inc. Mr. Cohen was a co-founder and Chairman and Chief Executive Officer of Centrefund Realty Corporation, a publicly-traded shopping center investment company until August 2000 when control of the company was sold. Mr. Cohen serves as the Chair of the Board of Directors of Sinai Health in Toronto, Ontario.

Name and municipality of residence	Age	Present position and tenure	Principal occupation during last five years
John (Jack) P. Curtin, Jr.[1,2] Ontario, Canada	71	Director since February 10, 2015[4]

Mr. Curtin is an Advisory Director in the Investment Banking Division of Goldman, Sachs & Co. in Toronto and New York. From July 2010 to December 2014, Mr. Curtin served as Chairman and Chief Executive of Goldman Sachs Canada Inc. From 2003 to July 2010, Mr. Curtin was Chairman of Goldman Sachs Canada Inc. From 1999 to 2003, Mr. Curtin was an Advisory Director of Goldman, Sachs & Co. in New York. From 1995 to 1999, Mr. Curtin was Chief Executive of Goldman Sachs Canada Inc. in Toronto. Prior to this assignment, Mr. Curtin was co-head of Global Money Markets and Chairman of Goldman Sachs Money Markets LP. Mr. Curtin moved to Money Markets in 1987 after serving as head of Fixed Income Syndicate/New Issues. Mr. Curtin joined the firm in 1976 in the Corporate Finance Department and was named partner in 1988 and managing director in 1996. Mr. Curtin is also a member of the Board of Directors of the Art Gallery of Ontario Foundation. He previously served as a Director of the Canada/United States Fulbright Foundation. Mr. Curtin is a former governor of the Toronto Stock Exchange, a former director of Brookfield Asset Management, Cadillac Fairview Corporation, Maxxcom Corporation and the Investment Dealers Association of Canada. Mr. Curtin served as a trustee of Lakefield College School as well as Royal St. George’s College. Mr. Curtin received an MBA from Harvard in 1976 and his BA from Williams College in 1972.

Name and municipality of residence	Age	Present position and tenure	Principal occupation during last five years
Christopher Galvin[3] Illinois, USA	71	Director since September 23, 2018

Christopher Galvin is the Co‐Founder of Harrison Street Real Estate Capital LLC. Additional roles include serving as either Chairman or Board Member of UniqueSoft LLC, VelociData, evolve24, Three Ocean Partners and MCR‐Aerodyne Inc. Mr. Galvin’s current outside activities include: Trustee and member of the Executive Committee of Northwestern University’s Board of Trustees; Executive Committee and member of Dean’s Advisory Board of the Kellogg School of Management at Northwestern; American Enterprise Institute Board; Legion D’Honneur; Advisory Board of Tsinghua University School of Management and Economics (Beijing); the American Society of Corporate Executives; the Board of the Chicago Council on Global Affairs; Advisory Committee on International Economic Policy of the US Department of State (ACIEP). Previously, Mr. Galvin has served in the following capacities: Chairman and CEO of Motorola Inc.; Chairman of NAVTEQ Inc.; Chairman of Cleversafe Inc.; Chairman of the U.S.‐China Business Council; member of the Bechtel Corporation’s Board of Counselors; member of Business Council (U.S.); director of the Rand Corporation; member of the U.S. Department of Defense Manufacturing Board; member of the U.S. Department of Defense Science Board; advisor to the City of Tianjin, China; advisor to the CEO of Hong Kong; Chair of the Rhodes Scholars selection committee for Illinois‐Michigan.

P. Jane Gavan[3] Ontario, Canada	62	Director since April 8, 2020

Ms. P. Jane Gavan is the President, Asset Management of Dream Unlimited Corporation and has more than 30 years of experience in the real estate industry, having held increasingly senior positions since joining Dream. Ms. Gavan served as Chief Executive Officer of Dream Global Real Estate Investment Trust, a TSX listed real estate investment income trust (REIT) from its 2011 IPO until its sale to Blackstone in December 2019. Prior to joining Dream, Ms. Gavan served as legal counsel for numerous companies including those in the real estate industry. She began her career in private law practice with Blake, Cassels & Graydon, LLP, specializing in real estate and corporate finance. Ms. Gavan earned an Honours Bachelor of Commerce degree from Carleton University and a Bachelor of Law degree from York University’s Osgoode Hall. Ms. Gavan has served on the board of directors of the Women’s College Hospital Foundation and is on the Patron’s Council for Community Living Toronto.

Name and municipality of residence	Age	Present position and tenure	Principal occupation during last five years
Stephen J. Harper[3] Alberta, Canada	62	Director since September 15, 2016

Mr. Harper was elected the twenty-second Prime Minister of Canada in 2006 and served in such role until 2015, making him the longest serving Conservative Prime Minster since Sir John A. MacDonald, Canada’s first Prime Minister. Mr. Harper is Chairman of Harper & Associates Consulting, which is affiliated with Dentons, a leading global law firm, and acts as a strategic consultant to clients around the world, providing advice on matters relating to market access, the management of global geopolitical and economic risk and the maximization of value in global markets. Mr. Harper also serves as the Chair of the International Democrat Union and international Friends of Israel Initiative. Mr. Harper has received a bachelor and master’s degree in economics from the University of Calgary, was awarded an honorary doctorate of philosophy from Tel Aviv University in 2014 and received an honorary degree from the Jerusalem College of Technology. In recognition of his government service, Mr. Harper has been awarded the Ukrainian Order of Liberty, the Woodrow Wilson Award for Public Service, the B’nai B’rith International Presidential Gold Medallion for Humanitarianism and was named as the World Statesman of the Year in 2012 by the Appeal of Conscience Foundation.

Katherine M. Lee[1,2] Ontario, Canada	58	Director since June 17, 2015

Ms. Lee is a seasoned executive in financial services and served as President & CEO of GE Capital Canada, a leading global provider of financial and fleet management solutions to mid-market companies operating in a broad range of economic sectors. Prior to this role, Ms. Lee served as CEO of GE Capital Real Estate in Canada from 2002 to 2010 building it to a full debt and equity operating company. Ms. Lee joined GE in 1994 where she held a number of positions including Director, Mergers & Acquisitions for GE Capital’s Pension Fund Advisory Services based in San Francisco, and Managing Director of GE Capital Real Estate Korea based in Seoul and Tokyo. Ms. Lee earned a Bachelor of Commerce from the University of Toronto. She is a Chartered Professional Accountant and Chartered Accountant. She is active in the community championing Women’s networks and Asian-Pacific Forums.

Name and municipality of residence	Age	Present position and tenure	Principal occupation during last five years
Poonam Puri[3] Ontario, Canada	49	Director since February 9, 2022

Ms. Puri is a tenured Professor of Law at Osgoode Hall Law School in Toronto, Ontario, and a corporate lawyer and Affiliated Scholar at Davies, Ward, Phillips & Vineberg, LLP, a leading Canadian law firm. Ms. Puri holds a Bachelor of Laws from the University of Toronto, a Master of Laws from Harvard University and has earned the Institute of Corporate Directors, Institute-Certified Director Designation (ICD.D). Ms. Puri has extensive experience as an expert in governance and as a director of organizations in the engineering, transportation, infrastructure and healthcare sectors, including as a past director of Arizona Mining, Cole Engineering and the Greater Toronto Airports Authority, and she previously served as the commission and director of the Ontario Securities Commission. Ms. Puri presently serves on the board of directors or trustees of the Canada Infrastructure Bank, Canadian Apartment Properties Real Estate Investment Trust, Augusta Gold and Holland Bloorview Kids Rehabilitation Hospital. Ms. Puri has been recognized as one of the top 25 most influential lawyers in Canada by Canadian Lawyer Magazine in 2017 and 2015 and is a former recipient of Canada’s Top 40 under 40 award and Canada’s Most Powerful Women: Top 100 Award. In 2021, Ms. Puri was awarded the Royal Society of Canada’s Yvan Allaire Medal for exemplary contributions to the governance of public and private institutions in Canada, in addition to the Law Society Medal and the David Walter Mundell Medal.

Benjamin F. Stein[2] New York, USA	36	Director since September 14, 2017

Mr. Stein is a co-founder of The Spruce House Partnership, a New York-based investment partnership. Spruce House was founded in 2005 and has investments in public companies globally and seeks to invest alongside management teams that are focused on growing the value of their companies over the long term. Mr. Stein received his Bachelor of Arts in International Relations from the University of Pennsylvania in 2008. Mr. Stein also serves on the board of The Africa Center, a New York-based institution focused on African business, culture and policy.

Name and municipality of residence	Age	Present position and tenure	Principal occupation during last five years
L. Frederick Sutherland[1] Pennsylvania, USA	69	Director since June 1, 2015

Mr. Sutherland was the Executive Vice President and Chief Financial Officer of Aramark Corporation, Philadelphia, PA, a provider of services, facilities management and uniform and career apparel, from 1997 to 2015. Prior to joining Aramark in 1980, Mr. Sutherland was Vice President, Corporate Banking, at Chase Manhattan Bank, New York, NY. Mr. Sutherland is a director of Consolidated Edison, Inc. and Sterling Check Corp. Mr. Sutherland is also a director and former Chair of the Board of WHYY, Philadelphia’s public broadcast affiliate, a trustee of Duke University, Board President of Episcopal Community Services, an anti-poverty agency, a Trustee of People’s Light, a professional non-profit theater, and a trustee of the National Constitution Center. Mr. Sutherland holds an MBA Degree in Finance from the Katz School of the University of Pittsburgh and a Bachelors in Physics and Mathematics from Duke University.

Notes:

1.	Member of Audit & Risk Committee
2.	Member of Executive Compensation Committee
3.	Member of Nominating and Corporate Governance Committee
4.	Member of the Old FSV board prior to the Spin-off; post Spin-off continued as a Colliers director

Each director remains in office until the following annual shareholders’ meeting of the Company or until the election or appointment of their successor, unless they resign, their office becomes vacant or they become disqualified to act as a director. All directors stand for election or re-election annually.

Further background information regarding the directors of the Company will be set out in the 2022 Circular, the relevant sections of which are incorporated by reference herein and which will be available on SEDAR at www.sedar.com.

Executive officers

The following information is provided with respect to the executive officers of the Company as at February 17, 2022:

Name and municipality of residence	Age	Present position and tenure	Principal occupation during last five years
Jay S. Hennick Ontario, Canada	65	Chairman since June 1, 2015 and Chief Executive Officer since 1988[1]	See description above under “Directors”.
Christian Mayer Ontario, Canada	49	Chief Financial Officer since 2020 [1]

Mr. Mayer served as Senior Vice President Finance & Treasurer of Colliers from 2015 to January 2020. Prior to the Spin-off, Mr. Mayer served as Vice President, Finance for Old FSV. Mr. Mayer joined Old FSV in 1999. Mr. Mayer is a Chartered Professional Accountant and began his career with the accounting firms Grant Thornton and PwC, both in Toronto.

Elias Mulamoottil Ontario, Canada	52	Co-Chief Investment Officer since 2021[1]

Prior to the Spin-off, Mr. Mulamoottil served as Senior Vice President Strategy & Corporate Development for Old FSV since March 2011. Mr. Mulamoottil joined Old FSV in June 2007 as Vice President Strategy & Corporate Development. Prior to joining Old FSV, Mr. Mulamoottil was a partner at a Toronto based financial advisory and asset management firm, where he was responsible for the sourcing and executing of merger, acquisition, divestiture and financing transactions. Previously, Mr. Mulamoottil worked with one of Europe’s leading private equity firms, Terra Firma Capital Partners, in London, England executing and managing private equity investments. Mr. Mulamoottil is a Chartered Professional Accountant and began his career at the accounting firm Deloitte. Prior to being appointed as Co-Chief Investment Officer, Mr. Mulamoottil served as the Head, Strategic Investments of the Company.

Zachary Michaud Ontario, Canada	39	Co-Chief Investment Officer since 2021

Mr. Michaud joined Colliers in 2015. Prior to joining Colliers, Mr. Michaud was a senior investment professional at one of Canada’s leading private equity firms specializing in credit investing, distressed debt, operational turnarounds and activist investing. Previously, Mr. Michaud was an investment banker in Los Angeles and worked on the trading floor at two large bank owned investment dealers. Prior to being appointed as Co-Chief Investment Officer, Mr. Michaud served as the Vice President, Strategic Investments of the Company.

Name and municipality of residence	Age	Present position and tenure	Principal occupation during last five years
Rebecca Finley Ontario, Canada	46	Chief Brand and People Officer, since 2020

Ms. Finley is the Chief Brand & People Officer. In this role, Ms. Finley has responsibility for leading and providing global oversight for the Colliers marketing, brand, communication, and people strategies. She joined Colliers in 2018 as Senior Vice President, Brand & People. Ms. Finley has extensive leadership experience in branding, culture and business operations. Prior to Colliers, Ms. Finley served as Business Lead and Head of Technology, Telecommunications & Media at Facebook, led the Office of the CEO at Maple Leaf Foods, was a Management Consultant with the Boston Consulting Group, and worked as an Investment Banker with TD Securities.  Ms. Finley holds an ICD.D from the Institute of Corporate Directors, an MBA from the Rotman School of Management and a Bachelor of Mathematics and Education from Queen’s University.

Robert D. Hemming British Columbia, Canada	54	Senior Vice President and Chief Accounting Officer since 2008

Prior to the Spin-off, Mr. Hemming served as Chief Financial Officer-Global for Colliers where he was responsible for Collier’s financial accounting, reporting, analysis and compliance functions. Prior to joining Colliers in August 2006, Mr. Hemming was the Corporate Controller–Western Canada for Bell Canada. Mr. Hemming is a Chartered Professional Accountant, Certified General Accountant and outside of real estate, has spent his career working in the mining, forestry and telecom industries.

Matthew Hawkins Ontario, Canada	39	Vice President, Legal Counsel and Corporate Secretary since 2016

Mr. Hawkins joined Colliers in 2016. Prior to joining, Mr. Hawkins previously worked as the Vice President of Legal Affairs at a TSX-listed pharmaceuticals company, and previously worked in the corporate and securities group of a leading Canadian law firm.

Note:

1.	Prior to the Spin-off, an officer of Old FSV.

Ownership

As of February 17, 2022, the directors and executive officers of the Company, as a group, owned, or controlled or directed, directly or indirectly, 5,217,413 Subordinate Voting Shares and 1,325,694 Multiple Voting Shares, which represent 12.2% of the total Subordinate Voting Shares and 100.0% of the total Multiple Voting Shares, in each case, outstanding on such date. The directors and executive officers, as a group, controlled 45.7% of the total voting rights as of such date when all Multiple Voting Shares and Subordinate Voting Shares are considered. Mr. Hennick controls all of the Multiple Voting Shares.

Legal proceedings and regulatory actions

There are no legal proceedings to which Colliers is a party to, or in respect of which, any of the property of Colliers is the subject of, which is or was material to Colliers during 2021, and Colliers is not aware of any such legal proceedings that are contemplated. In the normal course of operations, Colliers is subject to routine immaterial claims and litigation incidental to its business. Litigation currently pending or threatened against Colliers includes disputes with former employees and commercial liability claims related to services provided by Colliers. Colliers believes resolution of such proceedings, combined with amounts set aside, will not have a material impact on the Company’s financial condition or the results of operations.

During 2021, there have not been any penalties or sanctions imposed against Colliers by a court relating to provincial and territorial securities legislation or by a securities regulatory authority, nor have there been any other penalties or sanctions imposed by a court or regulatory body against Colliers, and Colliers has not entered into any settlement agreements before a court relating to provincial and territorial securities legislation or with a securities regulatory authority.

Properties

The following chart provides a summary of the properties occupied by the Company and its subsidiaries as at December 31, 2021:

(square feet)	Leased	Owned	Total
Americas	1,915,000	-	1,915,000
EMEA	442,000	-	442,000
Asia Pacific	466,000	-	466,000
Investment Management	70,000	-	70,000
Corporate	-	20,000	20,000
Total operations	2,893,000	20,000	2,913,000

Reconciliation of non-GAAP financial measures

In this AIF, we make reference to “adjusted EBITDA” and “adjusted EPS,” which are financial measures that are not calculated in accordance with GAAP.

Adjusted EBITDA is defined as net earnings, adjusted to exclude: (i) income tax; (ii) other expense (income); (iii) interest expense; (iv) the settlement of the previously outstanding long-term incentive arrangement (“LTIA”) with Mr. Hennick and his related entities; (v) depreciation and amortization, including amortization of mortgage servicing rights (“MSRs”); (vi) gains attributable to MSRs; (vii) acquisition-related items (including contingent acquisition consideration fair value adjustments, contingent acquisition consideration-related compensation expense and transaction costs); (viii) restructuring costs and (viii) stock-based compensation expense. We use adjusted EBITDA to evaluate our own operating performance and our ability to service debt, and it is an integral part of our planning and reporting systems. Additionally, we use this measure in conjunction with discounted cash flow models to determine the Company’s overall enterprise valuation and to evaluate acquisition targets. We present adjusted EBITDA as a supplemental measure because we believe such measure is useful to investors as a reasonable indicator of operating performance because of the low capital intensity of the Company’s service operations. We believe this measure is a financial metric used by many investors to compare companies, especially in the services industry. This measure is not a recognized measure of financial performance under GAAP in the United States and should not be considered as a substitute for operating earnings, net earnings or cash flow from operating activities, as determined in accordance with GAAP. Our method of calculating adjusted EBITDA may differ from other issuers and accordingly, this measure may not be comparable to measures used by other issuers. A reconciliation of net earnings to adjusted EBITDA appears below.

	Year ended
(in thousands of US$)	December 31
	2021	2020

Net earnings	$(237,557)	$94,489
Income tax	85,510	42,046
Other income, including equity earnings from non-consolidated investments	(11,273)	(2,906)
Interest expense, net	31,819	30,949
Operating earnings	(131,501)	164,578
Settlement of LTIA	471,928	-
Depreciation and amortization	145,094	125,906
Gains attributable to MSRs	(29,214)	(17,065)
Equity earnings from non-consolidated investments	6,190	2,919
Acquisition-related items	61,008	45,848
Restructuring costs	6,484	29,628
Stock-based compensation expense	14,349	9,628
Adjusted EBITDA	$544,338	$361,442

Adjusted EPS is defined as diluted net earnings per share as calculated under the If-Converted method, adjusted for the effect, after income tax, of: (i) the non-controlling interest redemption increment; (ii) the settlement of the LTIA; (iii) amortization expense related to intangible assets recognized in connection with acquisitions and MSRs; (iv) gains attributable to MSRs; (v) acquisition-related items; (vi) restructuring costs and (vii) stock-based compensation expense. We believe this measure is useful to investors because it provides a supplemental way to understand the underlying operating performance of the Company and enhances the comparability of operating results from period to period. Adjusted EPS is not a recognized measure of financial performance under GAAP and should not be considered as a substitute for diluted net earnings per share from continuing operations, as determined in accordance with GAAP. Our method of calculating this non-GAAP measure may differ from other issuers and, accordingly, this measure may not be comparable to measures used by other issuers. A reconciliation of net earnings to adjusted net earnings and of diluted net earnings per share to adjusted EPS appears below.

Adjusted EPS is calculated using the “if-converted” method of calculating earnings per share in relation to the Convertible Notes, which were issued on May 19, 2020. As such, the interest (net of tax) on the Convertible Notes is added to the numerator and the additional shares issuable on conversion of the Convertible Notes are added to the denominator of the earnings per share calculation to determine if an assumed conversion is more dilutive than no assumption of conversion. The “if-converted” method is used if the impact of the assumed conversion is dilutive. The “if-converted” method is dilutive for the adjusted EPS calculation for all periods presented.

	Year ended
(in US$)	December 31
	2021	2020

Diluted net earnings per common share	$(8.21)	$1.15
Interest on Convertible Notes, net of tax	0.14	0.10
Non-controlling interest redemption increment	2.09	0.37
Settlement of LTIA	9.92	-
Amortization of intangible assets, net of tax	1.25	1.23
Gains attributable to MSRs net of tax	(0.34)	(0.22)
Acquisition-related items	0.93	0.82
Restructuring costs, net of tax	0.10	0.51
Stock-based compensation expense, net of tax	0.30	0.22
Adjusted EPS	$6.18	$4.18

We believe that the presentation of adjusted EBITDA and adjusted earnings per share, which are non-GAAP financial measures, provides important supplemental information to management and investors regarding financial and business trends relating to the Company’s financial condition and results of operations. We use these non-GAAP financial measures when evaluating operating performance because we believe that the inclusion or exclusion of the items described above, for which the amounts are non-cash or non-recurring in nature, provides a supplemental measure of our operating results that facilitates comparability of our operating performance from period to period, against our business model objectives, and against other companies in our industry. We have chosen to provide this information to investors so they can analyze our operating results in the same way that management does and use this information in their assessment of our core business and the valuation of the Company. Adjusted EBITDA and adjusted earnings per share are not calculated in accordance with GAAP, and should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Non-GAAP financial measures have limitations in that they do not reflect all of the costs or benefits associated with the operations of our business as determined in accordance with GAAP. As a result, investors should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP.

We use the term assets under management (“AUM”) as a measure of the scale of our Investment Management operations. AUM is defined as the gross market value of operating assets and the projected gross cost of development assets of the funds, partnerships and accounts to which we provide management and advisory services, including capital that such funds, partnerships and accounts have the right to call from investors pursuant to capital commitments. Our definition of AUM may differ from those used by other issuers and as such may not be directly comparable to similar measures used by other issuers.

Risk factors

Readers should carefully consider the following risks, as well as the other information contained in this AIF and our management’s discussion and analysis for the year ended December 31, 2021. If any of the following risks actually occurs, our business could be materially harmed. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties, including those of which we are currently unaware or we currently deem immaterial, may also adversely affect our business.

Risks relating to our business

Adverse impact of the COVID-19 pandemic

We are closely monitoring the continuing impact of the global COVID-19 pandemic on all aspects of our business, including how it will impact our clients, employees, and services.

Operating during the global pandemic exposes the Company to multiple risks which, individually or in the aggregate, could have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows, including following:

●	a reduction in certain commercial real estate transactions and decreases in expenditure at our clients and therefore a reduction in the demand for the services the Company provides;
●	a decrease in property values and increase in vacancy rates, which could negatively impact Leasing and Capital Markets commissions;
●	rising inflation, particularly its impact on compensation costs, hiring and retention of talent;
●	reduced liquidity and rising interest rates in debt capital markets may hinder the Company’s ability, or the ability of our clients, to access capital or financing at favorable terms; and
●	the occurrence of asset impairment losses.

Further, many of the risks discussed in the below are, and could be, exacerbated by the continuing COVID-19 pandemic. Given the dynamic nature of these events, the Company cannot reasonably estimate the period of time that the COVID-19 pandemic and related market conditions will persist, the full extent of the impact they will have on our business, financial condition, results of operations or cash flows or the pace or extent of any subsequent recovery. Even after the pandemic and related containment measures subside, we may continue to experience adverse impacts to our business, financial condition and results of operations, the extent of which may be material.

Economic conditions, especially as they relate to credit conditions and business spending

During periods of economic slowdown or contraction, fiscal or political uncertainty, market volatility, disruption to global capital or credit markets our operations may be negatively affected. Credit conditions affect commercial real estate transactions, which reduces the demand for our services. Business spending directly impacts our Outsourcing & Advisory operations businesses because as businesses spend less on services, our revenues decline. These factors may also lead to payment delays or defaults from customers, which negatively impacts our operating revenues, profitability and cash flow.

Commercial real estate property values, vacancy rates and general conditions of financial liquidity for real estate transactions

Property values have a direct impact on the commissions earned on sales transactions. Vacancy rates affect market lease rates and the duration of lease commitments, which are the basis of leasing commissions earned. Both property values and vacancy rates can influence the number of sales and leasing transactions that occur.

Economic deterioration impacting our ability to recover goodwill and other intangible assets

Expectations of future earnings drive the recoverability of goodwill and other intangible assets, which are tested, at least, on an annual basis. A future deterioration of operating performance may necessitate non-cash impairment charges.

As a result of the changes in the current economic environment related to the COVID-19 pandemic, management has performed asset impairment testing across our reporting units. Management has concluded that no impairment loss is required to be recognized as of December 31, 2021. The testing considered a range of scenarios, but is subject to significant estimation uncertainty given the factors noted above. If there are future adverse developments, impairment losses may be required to be recognized.

Rising inflation could materially impact our profitability

In our Outsourcing & Advisory and Investment Management operations, we provide contractual services to clients, typically for multi-year durations. The contracts include price escalation for inflation. However, should inflation rise more than anticipated, it could severely impact our ability to recover certain cost from our clients. Moreover, compensation represents our largest expense. Rising wage costs could impact not only our profitability but also our ability to recruit and retain talent.

A decline in our ability to generate cash from our businesses to fund future acquisitions and meet our debt obligations

We rely on our businesses to generate the necessary cash to service our financial obligations. As at December 31, 2021, we have $531.1 million of debt outstanding ($134.4 million net of cash) that will be required to be refinanced or repaid over the next nine years. To date, we have met all of our debt obligations. However, a decline in business performance may impact our ability to service our outstanding debt.

The effects of changes in foreign exchange rates in relation to the US dollar on our Euro, Canadian dollar, Australian dollar and UK pound sterling denominated revenues and expenses

We generate approximately 45% of our revenues outside the United States. Consequently, our consolidated results are impacted by fluctuations in the relative strength of the US dollar against foreign currencies, including the Euro, Canadian dollar, Australian dollar and UK pound sterling.

Political events, including elections, referenda and government positions on international trade, among other things, may impact foreign exchange rates in relation to the US dollar. In addition, we expect to acquire additional international operations in the future. As a consequence, foreign currency exchange rate fluctuations may be material in the future.

Competition in the markets served by the Company

We operate in highly competitive markets. Changes in the source and intensity of competition in the markets served by us impact the demand for our services and may result in additional pricing pressures. The relatively low capital cost of entry to certain of our businesses has led to strong competitive markets, including regional and local owner-operated companies. Regional and local competitors operating in a limited geographic area may have lower labour, benefits and overhead costs. The principal methods of competition in our businesses include name recognition, quality and speed of service, pricing, customer satisfaction and reputation. No assurance can be given that we will be able to compete successfully against current or future competitors and that the competitive pressures that we face will not result in reduced market share or negatively impact our financial performance.

A decline in performance in our Investment Management operations

The revenue, net earnings and cash flow generated by our investment management services business can fluctuate, primarily due to the fact that management fees can vary as a result of market movements from one period to another. In the event that any of the investment programs that our investment management services business manages were to perform poorly, our revenue, net earnings and cash flow could decline because the value of the assets we manage would decrease, which would result in a reduction in management fees and incentive compensation we earn. Investors and potential investors in our programs continually assess our performance, and our ability to raise capital for existing and future programs and maintaining our current fee structure will depend on our continued satisfactory performance.

A decline in our ability to attract, recruit and retain talent

Our ability to attract and recruit talent is an important determinant of revenue growth. While the Company makes significant efforts in attracting, recruiting and mobilizing talent, it is possible that we are unable to hire sufficiently skilled investment professional, engineers, property managers, and real estate sales/leasing advisors, which can impact our ability to sustain or increase our internal revenue growth.

Labour shortages or increases in wage and benefit costs

As a services company, our primary asset is the human capital that comprises our workforce to generate revenues. A shortage, or increase in wage and benefit costs, of this human capital could reduce our revenues and profitability.

Reliance on subcontractors

For certain of our services, we rely on external subcontractors for timely delivery and execution. Failure to manage subcontractor performance may result in higher costs and potential loss of clients.

The effects of changes in interest rates on our cost of borrowing

As at December 31, 2021, substantially all of our indebtedness was at fixed interest rates. However, the Company relies on its Revolving Credit Facility, which is at variable interest rates, to fund its operations, acquisitions and other general proceeds. As a result, changes in base rates such as LIBOR affect our interest expense as these base rates fluctuate.

A decline in our performance impacting our continued compliance with the financial covenants under our debt agreements, or our ability to negotiate a waiver of certain covenants with our lenders

A decline in our earnings performance may cause us not to be non-compliant with certain financial covenants, leading to a potential default on our debt obligations.

Unexpected increases in operating costs, such as insurance, workers’ compensation, and health care

As a services company, the costs of providing services to our customers can fluctuate. Certain operating costs, such as insurance, workers’ compensation and health care are based on market rates which we cannot control and, absent an offsetting price increase in our services, have a direct impact on our operating margins.

Changes in the frequency or severity of insurance incidents relative to our historical experience

Adverse changes in claims experience could increase our insurance costs and/or increase the risk of being unable to renew insurance coverage at our operations. In each of our operating segments, we effectively self-insure certain risks, with a layer of third-party insurance for catastrophic claims. An increase in the frequency or severity of claims in these areas could materially affect our financial position and results of operations. There can be no assurance that we will be able to obtain insurance coverage on favourable economic terms in the future.

A decline in the availability of suitable acquisition targets

Although the diversified professional services market remains highly fragmented, ongoing consolidation activity may limit our ability to find suitable acquisition targets. It is possible that irrational buyer behavior in the market could drive valuations higher than before, which can significantly impact our ability to close transactions on mutually favorable terms.

A decline in our ability to successfully integrate acquired operations

Failure to successfully integrate acquisitions into our existing operations can be disruptive to our business and have a material adverse impact on our operating results. Challenges in integrating operations and information technology systems acquired from other companies may also limit our ability to achieve anticipated synergies. We may experience difficulties in the assimilation of different cultures and practices, integration of systems, including accounting systems, as well as in maintaining controls, including internal control over financial reporting required by applicable securities laws and related procedures and policies. It is possible that the integration process could result in a loss of key management personnel and clients, which can severely impact profitability. In addition, we may also expose ourselves to unforeseen liabilities which may have not been identified during the due diligence process.

Changes in laws, regulations and government policies at the federal, state/provincial or local level that may adversely impact our businesses

As a multinational company, changes in laws and regulation at the different jurisdictional levels can have a direct effect on our operations. It is difficult to predict the future impact of a change in legislative and regulatory requirements affecting our businesses. The laws and regulations applicable to our businesses will likely change in the future and affect our operations and financial performance. In addition, if we were to fail to comply with any applicable law or regulation, we could be subject to substantial fines or damages, be involved in litigation, suffer losses to our reputation and suffer the loss of licenses or penalties that may affect how our business is operated, which, in turn, would have a material adverse effect on our business, financial condition and results of operations.

Risks arising from any regulatory review and litigation

The commencement of any formal regulatory reviews or investigations could result in the diversion of significant management attention and resources and, if securities or other regulators determine that a violation of securities or other laws may have occurred, or has occurred, the Company or its officers and directors may receive notices regarding potential enforcement action or prosecution and could be subject to civil or criminal penalties or other remedies. For example, the Company or its officers could be required to pay substantial damages, fines or other penalties, the regulators could seek an injunction against the Company or seek to ban an officer or director of the Company from acting as such, any of which actions would have a material adverse effect on the Company.

Risks associated with intellectual property and other proprietary rights that are material to our business

Our ability to compete effectively depends in part on our rights to service marks, trademarks, trade names and other intellectual property rights we own or license (including “Colliers”). We have not sought to register every one of our marks in every country in which they are used. Furthermore, because of the differences in foreign trademark, patent and other intellectual property or proprietary rights laws, we may not receive the same protection in other countries as we would in Canada or the United States. If we are unable to protect our proprietary information and brand names, we could suffer a material adverse effect on our business, financial condition or results of operations. Litigation may be necessary to enforce our intellectual property rights and protect our proprietary information, or to defend against claims by third parties that our products or services infringe their intellectual property rights. Any litigation or claims brought by or against us could result in substantial costs and diversion of our resources. A successful claim of trademark, patent or other intellectual property infringement against us, or any other successful challenge to the use of our intellectual property, could subject us to damages or prevent us from providing certain services under our recognized brand names, which could have a material adverse effect on our business, financial condition or results of operations.

Reputational risk

The Company operates in multiple global jurisdictions and is subject to various local laws and regulations. We train employees to comply with anti-bribery and workplace violence and harassment laws along with clear company-wide guidelines, internal controls and policies in place to prohibit any non-compliant behaviours. However, despite our best efforts, it is possible that violations may occur, either through our own employees or through our external partners/subcontractors, which may expose the Company to potential litigation and lawsuits and significantly harm our reputation. Reputational losses may also arise from any negative publicity, failure to meet client expectations and negative market perception.

Disruptions or security failures in our information technology systems

Our information technology systems facilitate our ability to monitor, operate and control our operations. While we have disaster recovery plans in place, any disruption in these plans or the failure of our information technology systems to operate as expected could, depending on the magnitude of the problem, adversely affect our operating results by limiting, among other things, our capacity to monitor, operate and control our operations effectively. In addition, because our systems contain information about individuals and businesses, our failure to maintain the security of the data we hold, whether the result of our own error or the malfeasance or errors of others, could harm our reputation or give rise to legal liabilities relating to violations of privacy laws or otherwise, which may lead to lower revenues, increased costs and other material adverse effects on our results of operations.

Cybersecurity risks

Cybersecurity incidents, in the form of malware, computer viruses, cyber threats, malfeasance and other types of data breaches, continue to rise. With our employees relying heavily on our information systems, some managed by third parties, we make significant efforts to maintain the security of our information systems as well as to monitor for cybersecurity threats. However, there can be no assurance that we will be able to prevent all cybersecurity incidents, which could have a material adverse impact on our operations. This could be in the form of lost revenues, unauthorized access to client and employee data, damage to our reputation, significant corrective costs and as well as material legal liabilities.

Exposure to global tax laws

Given our global footprint, we are subject to income tax laws in various jurisdictions. While we continuously manage and provision for income tax, any changes in effective tax rates within local jurisdictions can have a material impact on our net earnings.

Political conditions or events, including escalation of hostilities, outbreak of war, elections, referenda, changes to international trade and immigration policies, terrorism, disruption of supply chains (particularly energy) and the impact thereof on our business

Political events, uncertainties and situations can have an effect on our Company because of our global operations. Events could occur that may hamper our ability to manage operations, extract cash and implement Colliers’ policies in certain regions, particularly in developing countries that have had a recent history of political and economic instability.

Risks relating to our shares

Volatility of market price of the Subordinate Voting Shares

The market price of the Subordinate Voting Shares may be volatile and subject to wide fluctuations in response to numerous factors, many of which are beyond our control, including the following:

•	actual or anticipated fluctuations in our annual or quarterly results of operations;
•	changes in estimates of future results of operations by us or by securities research analysts;
•	changes in the economic performance or market valuations of other companies that investors deem comparable to us;
•	the addition or departure of our executive officers or other key personnel;
•	litigation or regulatory action against us;
•	issuances or expected issuances of additional Subordinate Voting Shares or other forms of our securities;
•	changes in applicable laws and regulations, including tax laws, or changes in the manner in which those laws are applied;
•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors; and
•	news reports relating to the conditions in the economy in general and/or trends, concerns or competitive developments, regulatory changes and other related issues in our industry.

The volatility may affect the ability of holders of Subordinate Voting Shares to sell the Subordinate Voting Shares at an advantageous price.

Financial markets have, at times, experienced significant price and volume fluctuations that have particularly affected the market prices of securities of companies and that have, in many cases, been unrelated to the operating performance, underlying asset values or prospects of such companies. Accordingly, the market price of the Subordinate Voting Shares may decline even if our operating results, underlying asset values or prospects have not changed. Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. As well, certain institutional investors may base their investment decisions on consideration of our environmental, governance and social practices and performance against such institutions’ respective investment guidelines and criteria, and failure to meet such criteria may result in a limited or no investment in the Subordinate Voting Shares by those institutions, which could adversely affect the trading price of the Subordinate Voting Shares. There can be no assurance that fluctuations in price and volume will not occur. If such increased levels of volatility and market turmoil occur, our operations could be adversely impacted and the trading price of the Subordinate Voting Shares may be adversely affected.

The impact of our dual class share structure

As agreed in the New Trust Agreement, the Multiple Voting Shares shall convert on a one-for-one basis into Subordinate Voting Shares upon the occurrence of certain specified events and in any event by not later than September 1, 2028.  However, the Multiple Voting Shares shall remain issued and outstanding until any such conversion event.  Our Multiple Voting Shares have twenty votes per share and our Subordinate Voting Shares have one vote per share. As at February 17, 2022, the shareholder who holds all of the Multiple Voting Shares, Henset Capital Inc. (a corporation controlled by Jay S. Hennick, our Chairman and Chief Executive Officer), holds approximately 44.8% of the voting power of all of our issued and outstanding Common Shares and therefore has significant influence over our management and affairs and over all matters requiring shareholder approval, including the election of directors and significant corporate transactions. As a result, the holder of Multiple Voting Shares has the ability to influence many matters affecting us and actions may be taken that the holders of the Subordinate Voting Shares may not view as beneficial. The market price of the Subordinate Voting Shares could be adversely affected due to the significant influence and voting power of the holder of Multiple Voting Shares. Additionally, the significant voting interest of the holder of Multiple Voting Shares may discourage transactions involving a change of control, including transactions in which an investor, as a holder of the Subordinate Voting Shares, might otherwise receive a premium for the Subordinate Voting Shares over the then-current market price, or discourage competing proposals if a going private transaction is proposed by the holder of Multiple Voting Shares.

A decline in our performance impacting our ability to pay dividends on our shares

Although we intend to make cash dividends to shareholders in accordance with our existing dividend policy, these dividends are not assured. Future dividends on the Common Shares will depend on our results of operations, financial condition, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Additionally, under the Company’s debt agreements, the Company is not permitted to pay dividends, whether in cash or in specie, in the circumstances of an event of default thereunder occurring and continuing or an event of default occurring as a consequence thereof. The market value of the Common Shares may deteriorate if we are unable to pay dividends pursuant to our existing dividend policy in the future.

Potential future dilution to the holders of the Subordinate Voting Shares

We are authorized to issue an unlimited number of Subordinate Voting Shares for consideration and terms and conditions as established by our board of directors, in many cases, without any requirement for explicit shareholder approval, and shareholders have no pre-emptive rights in connection with such further issuances. We may issue additional Subordinate Voting Shares in share offerings (including through the sale of securities convertible into or exchangeable for Subordinate Voting Shares) and pursuant to the exercise of options under our Option Plan. We cannot predict the size of future issuances of Subordinate Voting Shares or the effect that future issuances and sales of Subordinate Voting Shares will have on the market price of the Subordinate Voting Shares. Issuances of a substantial number of additional Subordinate Voting Shares, or the perception that such issuances could occur, may adversely affect prevailing market prices for the Subordinate Voting Shares. With any additional issuance of Subordinate Voting Shares, holders of Subordinate Voting Shares will suffer dilution and we may experience dilution in our earnings per share.

The existence of our right to issue blank cheque preference shares

The Company has the right to issue so-called “blank cheque” preference shares which may affect the voting and liquidation rights of holders of Common Shares. The Company’s Board of Directors is authorized, without any further shareholder approval, to issue one or more additional series of preference shares in an unlimited number and to set the rights, privileges, restrictions and conditions attached thereto.

Risks related to our qualification as a foreign private issuer

We are a “foreign private issuer”, as such term is defined in Rule 405 under the United States Securities Act of 1933, as amended, and are permitted, under a multijurisdictional disclosure system adopted by the United States and Canada, to prepare our disclosure documents filed under the United States Securities Exchange Act of 1934, as amended (“U.S. Exchange Act”), in accordance with Canadian disclosure requirements. Under the U.S. Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. As a result, we do not file the same reports that a U.S. domestic issuer would file with the U.S. Securities and Exchange Commission (“SEC”), although we are required to file or furnish to the SEC the continuous disclosure documents that we are required to file in Canada under Canadian securities laws. In addition, our officers, directors, and principal shareholders are exempt from the reporting and short swing profit liability provisions of Section 16 of the U.S. Exchange Act. Therefore, our shareholders may not know on a timely basis when our officers, directors and principal shareholders purchase or sell shares, as the reporting deadlines under the corresponding Canadian insider reporting requirements are generally longer.

As a foreign private issuer, we are exempt from the rules and regulations under the U.S. Exchange Act related to the furnishing and content of proxy statements. We are also exempt from Regulation FD, which prohibits issuers from making selective disclosures of material non-public information. While we will comply with the corresponding requirements relating to proxy statements and disclosure of material non-public information under Canadian securities laws, these requirements differ from those under the U.S. Exchange Act and Regulation FD, and shareholders should not expect to receive the same information at the same time as such information is provided by U.S. domestic companies.

In addition, as a foreign private issuer, we have the option to follow certain Canadian corporate governance practices, except to the extent that such laws would be contrary to U.S. securities laws, and provided that we disclose the requirements we are not following and describe the Canadian practices we follow instead. We currently rely on this exemption with respect to requirements regarding the quorum for any meeting of our shareholders, the requirement to obtain shareholder approval prior to an issuance of securities in certain circumstances and certain responsibilities of the Executive Compensation Committee of our board of directors. We may in the future elect to follow home country practices in Canada with regard to other matters. As a result, our shareholders may not have the same protections afforded to shareholders of U.S. domestic companies that are subject to all corporate governance requirements.

Risks relating to Convertible Notes

The Convertible Notes are subordinated to all of our existing senior debt and any of our future senior debt and structurally subordinated to all liabilities of our subsidiaries, including trade payables

The Convertible Notes are unsecured and subordinated to all of our existing and future senior debt, including borrowings under our revolving credit facility and our Senior Notes due 2028 and Senior Notes due 2031. This means that we cannot make any payments on the Convertible Notes if: (i) we have defaulted on the payment of any of our senior debt and the default is continuing; (ii) the maturity of any senior debt has been accelerated as a result of a default; or (iii) our bankruptcy, liquidation, reorganization, winding up or similar proceeding has occurred, and our senior indebtedness has not been repaid in full.

The Convertible Notes are subordinated to all liabilities and preferred shares of our subsidiaries. In the event of a bankruptcy, liquidation, reorganization, dissolution or winding up of a subsidiary, creditors and preferred shareholders of such subsidiaries will be paid from the assets of such subsidiary prior to holders of the Convertible Notes.

In the event of our bankruptcy, liquidation, reorganization, winding up or other similar proceeding, we may not have sufficient assets to repay the amounts due on or to access the debt capital markets to refinance any Convertible Notes then outstanding.

Furthermore, the Convertible Notes are not protected by any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries.

As of December 31, 2021, our total consolidated indebtedness was approximately $531.1 million, of which (i) approximately $529.1 million was senior indebtedness, to which the Convertible Notes would have been subordinated; and (ii) our subsidiaries would have had approximately $2.0 million of total indebtedness to which the Convertible Notes would have been structurally subordinated.

Risks related to debt servicing

Our ability to make scheduled payments of interest and principal on our indebtedness depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not generate cash flow from operations to sufficiently service our debt. If we are unable to generate such cash flows, we may be required to raise additional capital through the sale of assets, restructuring of debt and/or equity issuances on terms that may be onerous or highly dilutive.

Risks related to repurchase

We are required to offer to repurchase all of the outstanding Notes upon the occurrence of a fundamental change at a fundamental change repurchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest, if any. However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of the Convertible Notes surrendered therefor. In addition, our ability to repurchase the Notes may be limited by law, by regulatory authority or by our existing debt or other agreements governing our indebtedness. Our failure to offer to repurchase the Convertible Notes at a time when it is required by the indenture governing the Convertible Notes or to pay the fundamental change repurchase price when due as required by the indenture governing the Convertible Notes would constitute a default under such indenture. A default under the indenture governing the Notes or the fundamental change itself could also lead to a default under agreements governing our existing and future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the Notes.

Furthermore, while we are required to repurchase all of the outstanding Convertible Notes upon the occurrence of a fundamental change, it excludes transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us or certain permitted holders.

Risks related to redemption

We may, at our option, elect to satisfy our obligation to pay, in whole or in part, the principal amount of the Convertible Notes on the condition that the last reported trading price of the Subordinate Voting Shares for any 20 trading days in a consecutive 30 trading day period preceding the date of the notice of redemption is not less than 130% of the conversion price. As our share price may fluctuate due to external factors outside of the Company’s control, our ability to exercise our redemption rights on the Convertible Notes may be impacted.

Furthermore, we are not permitted to repay the principal of the Convertible Notes in cash at maturity should our net debt to consolidated EBITDA ratio exceed 2.5 and, in such case, we would be required to elect to satisfy our obligation by delivering Subordinate Voting Shares.

Risks related to conversion

The holders of the Convertible Notes may not be adequately compensated upon conversion under certain conditions:

●

If a make-whole fundamental change occurs prior to the maturity date of the Convertible Notes or upon our issuance of a notice of redemption, under certain circumstances, we will increase the conversion rate by a number of additional Subordinate Voting Shares for Notes converted in connection with such make-whole fundamental change, or the related redemption period. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective or the redemption notice date, as applicable, and the price paid (or deemed to be paid) per Subordinate Voting Share in such transaction or on such redemption notice date, The increase in the conversion rate for the Convertible Notes converted in connection with a make-whole fundamental change or during a redemption period may not adequately compensate the holders for any lost value of their Convertible Notes. In addition, if the price of our Subordinate Voting Shares in the transaction or on the related redemption notice date, as applicable, is greater than US$225.00 per share or less than US$43.75 per share (in each case, subject to adjustment), no additional shares will be added to the conversion rate. Moreover, in no event will the conversion rate per US$1,000 principal amount of Notes as a result of this adjustment exceed 22.8571 Subordinate Voting Shares.

●

We are not required to increase the conversion rate for conversions in connection with a “termination of trading” or, unless we so elect, offer to repurchase the Notes upon a termination of trading. Any payment of additional interest may not adequately compensate holders for the impact of a termination of trading. The conversion rate of the Notes may not be adjusted for all dilutive events such as a third-party tender or exchange offer or an issuance of our Subordinate Voting Shares for cash or the termination of trading of our Subordinate Voting Shares, that may adversely affect the trading price of the Notes or our Subordinate Voting Shares.

Risks relating to ESG

Risks related to global climate change

As global climate change policy continues to evolve and attract considerable public, scientific and regulatory attention, it could have both tangible and intangible impact on our operations, employees and clients. Moreover, we may be subject to litigation on certain properties, projects or assets that we manage that have a direct impact on the environment from governments, shareholders and environmental activists. A loss of management fee revenues as well as any litigation could materially impact our profitability, reputation as well as financial condition.

Changes in client preferences and requirements for low-carbon and climate-resilient properties

As climate policy continues to evolve and demand for low-carbon and climate-resilient properties increases, it may impact the Company’s operations with respect to deal sourcing as well as product availability. Should the company be unable to meet client needs, it may also lead to deterioration of relationship with the client and a loss of revenue.

Reputational risk should our efforts to mitigate climate change not keep pace with peers and societal expectations

The Company is making dedicated efforts towards reducing its carbon footprint, promoting societal initiatives and implementing strong governance policies. However, there can be no assurance that the Company will be able to achieve all of its targets. In the unlikely event of the Company failing to meet its target or falling short of societal expectations, there could be a material adverse impact on our operations. This could be in the form of lost revenues, damage to our reputation, decreased attractiveness to investors, as well as significant operating costs.

Risks related to measurement and compliance

The Company needs to invest in various technologies in order to accurately manage and comply with the environmental regulatory policies of the local and global jurisdictions. In addition, in certain cases, the Company may purchase carbon offsets or could be exposed to carbon tax on its owned operations. Compliance costs, in some regions, could also force the Company to discontinue managing certain properties or exit the business altogether. This could lead to a significant deterioration of the Company’s profitability.

Interest of management and others in material transactions

Except as described below or elsewhere in this AIF, no director of Colliers, executive officer of Colliers, or person or company that beneficially owns, or controls or directs more than 10% of any class or series of voting securities of Colliers, or any associate or affiliate of any of the foregoing persons, has or has had any material interest in any transaction within the last three years, or during the current year, that has materially affected or is reasonably expected to materially affect Colliers or any of its subsidiaries.

Under the Spin-off, Old FSV was separated into two independent publicly traded companies – Colliers and FirstService. Pursuant to the Spin-off, Old FSV shareholders received one Colliers share and one FirstService share of the same class as each Old FSV share previously held. As a result, Jay S. Hennick received, directly or indirectly, 2,273,526 Subordinate Voting Shares and 1,325,694 Multiple Voting Shares. As at the date hereof, Mr. Hennick holds, 4,605,369 Subordinate Voting Shares and 1,325,694 Multiple Voting Shares representing 10.7% of the total outstanding number of Subordinate Voting Shares and 100.0% of the total outstanding number of Multiple Voting Shares 13.4% of total outstanding number of Common Shares; 44.8% of total votes of all Common Shares). Furthermore, as part of the Spin-off, each of the Transitional Services and Separation Agreement, the Standstill Agreement and the Colliers MSA (as such terms are defined in Old FSV’s Management Information Circular dated March 16, 2015 (the “Spin-off Circular”)) were entered into with, among others, Jay S. Hennick and/or entities controlled by Mr. Hennick. Further details of such agreements are described in (and incorporated by reference from) the Spin-off Circular. Additional information concerning the Spin-off is set out in the Spin-off Circular, which is available on SEDAR at www.sedar.com.

On April 16, 2021, the Company completed a transaction with Mr. Hennick and certain related entities pursuant to which: (a) the LTIA that had been previously granted to Mr. Hennick was terminated, for effective consideration of $96.2 million and the issuance of 3,572,858 Subordinate Voting Shares (such consideration having been determined with reference to the formula set out in the previously issued LTIA); (b) Mr. Hennick and certain related entities entered into the New MSA with respect to the provision of Mr. Hennick’s services as Chief Executive Officer and/or Executive Chairman of the Company, as his option; and (c) the New Trust Agreement was entered into, resulting in a clear timeline for the orderly elimination of the Subordinate Voting Shares and the Company’s dual class share structure, without payment of any premium.  Full details regarding this transaction are set out in the Management Information Circular of the Company dated March 9, 2021, which is available on SEDAR at www.sedar.com.

Material contracts

The only contracts that can reasonably be regarded as material to us, other than contracts entered into in the ordinary course of business, are as follows:

(a)	Arrangement Agreement: The Arrangement Agreement provided for the implementation of the Spin-off pursuant to Section 182 of the Business Corporations Act (Ontario) and, among other things, certain representations, warranties and covenants of the parties and certain indemnities among Colliers and FirstService. Further details of the Arrangement Agreement are described in (and incorporated by reference from) the Spin-off Circular under the heading “The Arrangement – Arrangement Agreement”. The Arrangement Agreement is available on SEDAR at www.sedar.com.

(b)	Transitional Services and Separation Agreement: In connection with the Spin-off, we entered into the Transitional Services and Separation Agreement to, among other things, complete the transfer of the FirstService Residential and FirstService Brands businesses to FirstService. The Transitional Services and Separation Agreement also sets forth the agreement of the parties with respect to certain transitional arrangements governing the relationship between Colliers and FirstService, the responsibility and liability for outstanding legal actions, responsibility for taxes, access to books and records, confidentiality, insurance and dispute resolution. Under the terms of the Transitional Services and Separation Agreement, we have generally agreed to indemnify FirstService and its subsidiaries from and against any liabilities associated with, among other things, the FirstService Residential and FirstService Brands businesses and assets, whether relating to the period, or arising, prior to or after the Spin-off. The Transitional Services and Separation Agreement contains a reciprocal indemnity under which FirstService generally agrees to indemnify us and our subsidiaries from and against any liabilities relating to, among other things, the businesses and assets retained by Colliers. FirstService and Colliers will indemnify each other with respect to non-performance of our respective obligations under the Transitional Services and Separation Agreement. Further details of the Transitional Services and Separation Agreement are described in (and incorporated by reference from) the Spin-off Circular under the heading “The Arrangement – Transitional Services and Separation Agreement”. The Transitional Services and Separation Agreement is available on SEDAR at www.sedar.com.

(c)	Revolving Credit Facility: On April 4, 2019, we amended our existing credit agreement with a syndicate of lenders to provide for the Revolving Credit Facility which has a financing capacity of $1 billion, for a new five-year term ending April 30, 2024 (the term of our prior credit facility ended April 18, 2023). The Revolving Credit Facility bears interest at 1.25% to 3.00% over floating reference rates, depending on certain leverage ratios, and requires that we pay a commitment fee of 0.25% to 0.60% of the unused portion of the Revolving Credit Facility, depending on certain leverage ratios. At any time during its term, we have the right to increase the Revolving Credit Facility by up to $250 million, on the same terms and conditions. Since 2020, certain amendments to the Revolving Credit Facility have been entered to allow for greater operational flexibility. The credit agreement relating to the Revolving Credit Facility (together with all applicable amendments) is available on SEDAR at www.sedar.com.

(d)	Senior Notes due 2028: We issued €210 million of senior unsecured notes (the “Senior Notes due 2028”) pursuant to a note purchase agreement dated May 17, 2018 (the “2028 Note Agreement”), with a ten-year term ending May 30, 2028 and a fixed interest rate of 2.23%, which Senior Notes were placed privately and rank equally with the Revolving Credit Facility in terms of seniority. The proceeds of this issuance were drawn on May 30, 2018, and we used the net proceeds to reduce outstanding borrowings under the Revolving Credit Facility and for general corporate purposes. We may prepay the Senior Notes due 2028 at any time in an amount not less than 5% of the aggregate principal amount of the notes then outstanding, subject to payment of an applicable make-whole amount and other amounts. The financial covenants contained in the 2028 Note Agreement require that we maintain a net debt to consolidated EBITDA ratio of not more than 3.5, an interest coverage ratio of greater than 2.0 and to ensure that our priority debt does not at any time exceed 7.5% of our consolidated total assets. To date, we have complied with the foregoing covenants. All outstanding amounts under the Senior Notes must be repaid by the earlier of May 30, 2028 and the occurrence of an event of default under the Note Agreement. We are prohibited under the Note Agreement from undertaking certain acquisitions and dispositions, and incurring certain indebtedness and encumbrances, without prior approval of the holders of the Senior Notes. Since entering into the 2028 Note Agreement, certain amendments and/or waivers have been entered into in order to address points similar to those addressed by way of amendments to the Revolving Credit Facility as noted above. The Note Agreement is available on SEDAR at www.sedar.com.

(e)	Senior Notes due 2031: On July 28, 2021 the Company entered into a note purchase agreement to issue US dollar and Euro fixed rate senior unsecured notes (the “Senior Notes due 2031”), consisting of US$150 million of 3.02% Notes due 2031 and €125 million of 1.52% Notes due 2031. The Senior Notes due 2031 were placed privately and rank equally with the Revolving Credit Facility and Senior Notes due 2028. The proceeds of the Senior Notes due 2031 were drawn on October 7, 2021. The Company used the proceeds for general corporate purposes and to repay all outstanding borrowings under its Revolving Credit Facility. We may prepay the Senior Notes at any time in an amount not less than 5% of the aggregate principal amount of the notes then outstanding, subject to payment of an applicable make-whole amount and other amounts. The financial covenants contained require that we maintain a net debt to consolidated EBITDA ratio of not more than 3.5, an interest coverage ratio of greater than 2.0 and to ensure that our priority debt does not at any time exceed 7.5% of our consolidated total assets.

(f)	AR Facility: On April 12, 2019, the Company established a structured accounts receivable facility (the “AR Facility”) with committed availability of $125 million and an initial term of 364 days, unless extended or an earlier termination event occurs. The AR Facility has committed availability of $125 million with a current maturity date of April 25, 2022 which we expect to extend for an additional one-year term. Under the AR Facility, certain of the Company's subsidiaries continuously sell trade accounts receivable and contract assets (the “Receivables”) to wholly owned special purpose entities at fair market value. The special purpose entities then sell 100% of the Receivables to a third-party financial institution. Although the special purpose entities are wholly owned subsidiaries of the Company, they are separate legal entities with their own separate creditors who will be entitled, upon their liquidation, to be satisfied out of their assets prior to any assets or value in such special purpose entities becoming available to their equity holders and their assets are not available to pay other creditors of the Company. The agreements relating to the AR Facility are available on SEDAR at www.sedar.com.

(g)	Convertible Notes: On May 19, 2020, we completed our Convertible Notes offering for gross proceeds of US$230 million (including $30 million pursuant to the exercise of the initial purchasers’ over-allotment option). The proceeds of the issuance were used to repay a portion of the indebtedness under the revolving credit facility. The Convertible Notes are unsecured and mature on June 1, 2025. The Convertible Notes bear cash interest semiannually at a rate of 4.00% per annum. The initial conversion rate for the Convertible Notes is 17.2507 Subordinate Voting Shares per US$1,000 principal amount of Convertible Notes, equivalent to an initial conversion price of approximately US$57.97 per Subordinate Voting Share. The initial conversion rate represents a premium of approximately 32.5% relative to the closing sale price of the Subordinate Voting Shares on the NASDAQ Global Select Market on May 14, 2020 and is subject to adjustment in certain events. As a result of the increase to Colliers’ semi-annual dividend amount announced in December 2020, the conversion rate has been adjusted to 17.2624, equivalent to an adjusted conversion price of approximately US$57.93 per Subordinate Voting Share. The Convertible Notes are redeemable by Colliers at its option in certain circumstances after June 1, 2023 at a redemption price equal to 100% of the principal amount of the Convertible Notes to be redeemed, plus accrued interest. Holders have the right to require Colliers to repurchase their Convertible Notes upon the occurrence of certain events at a purchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest. Subject to specified conditions, Colliers has the right to repay the outstanding principal amount of the Notes, on maturity or redemption, through the issuance of its Subordinate Voting Shares. The trust indenture relating to the Convertible Notes is available on SEDAR at www.sedar.com.

(h)	Warehouse receivables: The Company originates held for sale mortgage loans with commitments to sell to third party investors. These loans are referred to as warehouse receivables and are funded directly to borrowers by the warehouse credit facilities. The facilities are generally repaid within 45 days when the loans are transferred while the Company retains the servicing rights. The Company elects the fair value option for warehouse receivables.

(i)	Agreements Relating to Settlement of Long Term Incentive Arrangement with CEO: On April 16, 2021, after receiving approval from 95% of disinterested shareholders, the Company completed the previously announced transaction (the “Transaction”) to settle previously issued LTIA granted to an entity related to Mr. Hennick. The Transaction also established a timeline for the orderly elimination of Colliers’ dual class voting structure by no later than September 1, 2028. As described under “Interest of management and others in material transactions” above, the transaction resulted in the payment of $96.2 million to certain entities related to Mr. Hennick, along with the issuance of 3,572,858 Subordinate Voting Shares. Additionally, the Company entered into a new management services agreement (the “New MSA”) with Mr. Hennick and an entity related thereto with respect to the continued provision of Mr. Hennick’s services as Chief Executive Officer and/or Executive Chairman of the Company, at his option. The particulars of the New MSA are set out in the section entitled “Executive Compensation – Management Contract” contained in the 2022 Circular, which section is incorporated herein by reference. The definitive documentation relating to this transaction, including a new trust agreement relating to the Multiple Voting Shares, registration rights agreement and transaction agreement are available on SEDAR at www.sedar.com.

Cease trade orders, bankruptcies, penalties or sanctions

To the best of the knowledge of the Company:

(1)         none of the directors or executive officers of the Company is, as at the date of this AIF, or was within 10 years before the date of this AIF, a director, chief executive officer or chief financial officer of any company (including the Company) that: (i) was subject to a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, in each case, that was in effect for a period of more than 30 consecutive days (collectively, an “Order”) that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; or (ii) was subject to an Order that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer;

(2)          none of the directors or executive officers of the Company, or a shareholder holding a sufficient number of securities of the Company to affect materially the control the Company: (a) is, as at the date of this AIF, or has been, within 10 years before the date of this AIF, a director or executive officer of any company (including the Company) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or (b) has, within the 10 years before the date of this AIF, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder.

Conflicts of interest

Certain directors and officers of the Company are engaged in and will continue to engage in activities outside the Company, and as a result, certain directors and officers of the Company may become subject to conflicts of interest. The Business Corporations Act (Ontario) provides that in the event that a director or officer has an interest in a contract or proposed contract or agreement, the director or officer shall disclose his or her interest in such contract or agreement and, in the case of directors, shall refrain from voting on any matter in respect of such contract or agreement unless otherwise provided under the Business Corporations Act (Ontario). To the extent that conflicts of interest arise, such conflicts will be resolved in accordance with the provisions of the Business Corporations Act (Ontario).

As at the date hereof, the Company is not aware of any existing or potential material conflicts of interest between the Company and a director or officer of the Company.

Independent registered public accounting firm

The Company’s independent registered public accounting firm is PricewaterhouseCoopers LLP, who has issued a report dated February 17, 2022 on the Company’s consolidated financial statements as of December 31, 2021 and 2020 and for each of the years in the two-year period ended December 31, 2021 and on the effectiveness of the Company’s internal control over financial reporting as at December 31, 2021. PricewaterhouseCoopers LLP has advised that they are independent with respect to the Company within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario and the rules and regulations of the U.S. Securities and Exchange Commission and the Public Company Accounting Oversight Board (United States) (“PCAOB”). PricewaterhouseCoopers LLP is registered with the PCAOB.

Audit & Risk Committee

The Audit & Risk Committee (the “ARC”) is comprised of four members who are each “independent” and “financially literate” as required by Multilateral Instrument 52-110 Audit Committees (the “Audit Committee Rule”). The ARC has the resources and the authority to discharge its responsibilities, including the authority to engage, at the expense of Colliers, outside consultants, independent legal counsel and other advisors as it determines necessary to carry out its duties, without seeking approval our Board of Directors or management. The ARC also has the authority to conduct any investigation necessary and appropriate to fulfilling its responsibilities and has direct access and authority to communicate directly with the external auditors, legal counsel and officers and employees of Colliers. The ARC meets six times annually, or more frequently as circumstances dictate.

The ARC reviews the annual and interim financial statements intended for circulation among shareholders and reports upon these to the Board prior to their approval by our Board of Directors. The ARC is also responsible for reviewing the integrity of Colliers’ financial reporting process, both internal and external, and any major issues as to the adequacy of the internal controls and any special audit procedures adopted in light of any material control deficiencies. The ARC communicates directly with Colliers’ external auditors in order to discuss audit and related matters whenever appropriate. In addition, our Board of Directors may refer to the ARC such matters and questions relating to the financial position and operations of Colliers and its subsidiaries. All reports made to Colliers’ ethics hotline are reviewed by the Chair of the ARC and then by the entire ARC at its next meeting. Our Board of Directors has adopted an ARC mandate, a copy of which is annexed as Exhibit “A” to this AIF.

The education and related experience of each of the members of the ARC that is relevant to the performance by such members of their responsibilities on such committee is described below.

L. Frederick Sutherland (Chair) – Mr. Sutherland was the Executive Vice President and Chief Financial Officer of Aramark Corporation, Philadelphia, PA, a provider of services, facilities management and uniform and career apparel, from 1997 to 2015. Prior to joining Aramark in 1980, Mr. Sutherland was Vice President in the Corporate Banking Department at Chase Manhattan Bank, New York, NY. Mr. Sutherland is a director of Consolidated Edison, Inc. and Sterling Check Corp. Mr. Sutherland is also Chairman of the board of directors of WHYY, Philadelphia’s public broadcaster, a trustee of Duke University, Board President of Episcopal Community Services, an anti-poverty agency, and a Trustee of People’s Light, a professional non-profit theater. Mr. Sutherland holds an MBA in Finance from the Katz School of the University of Pittsburgh and a Bachelors in Physics and Mathematics from Duke University.

Peter F. Cohen – Mr. Cohen is a Chartered Professional Accountant and a former partner in an audit practice of a public accounting firm. Mr. Cohen is currently the Vice Chairman and Lead Director of Colliers and the Chairman and Chief Executive Officer of a number of private companies including The Dawsco Group, Building Value Realty Group and BV Glazing Systems Inc. Mr. Cohen was a co-founder and Chairman and Chief Executive Officer of Centrefund Realty Corporation, a publicly traded shopping center investment company until August 2000 when control of the company was sold. Mr. Cohen serves as Chair of the Board of Directors of Sinai Health in Toronto, Ontario.

John (Jack) P. Curtin, Jr. – Mr. Curtin is an Advisory Director in the Investment Banking Division of Goldman, Sachs & Co. in Toronto and New York. From July 2010 to December 2014, Mr. Curtin served as Chairman and Chief Executive of Goldman Sachs Canada Inc. From 2003 to July 2010, Mr. Curtin was Chairman of Goldman Sachs Canada Inc. From 1999 to 2003, Mr. Curtin was an Advisory Director of Goldman, Sachs & Co. in New York. From 1995 to 1999, Mr. Curtin was Chief Executive of Goldman Sachs Canada Inc. in Toronto. Prior to this assignment, Mr. Curtin was co-head of Global Money Markets and Chairman of Goldman Sachs Money Markets LP. Mr. Curtin moved to Money Markets in 1987 after serving as head of Fixed Income Syndicate/New Issues. Mr. Curtin joined the firm in 1976 in the Corporate Finance Department and was named partner in 1988 and managing director in 1996. Mr. Curtin is also a member of the Board of Directors of the Art Gallery of Ontario Foundation. He previously served as a Director of the Canada/United States Fulbright Foundation. Mr. Curtin is a former governor of the Toronto Stock Exchange, a former director of Brascan Corporation, Brookfield Asset Management, Cadillac Fairview Corporation, Maxxcom Corporation and the Investment Dealers Association of Canada. Mr. Curtin served as a trustee of Lakefield College School as well as Royal St. George's College. Mr. Curtin received an MBA from Harvard in 1976 and his BA from Williams College in 1972.

Katherine M. Lee – Ms. Lee is a seasoned executive in financial services and served as President & CEO of GE Capital Canada, a leading global provider of financial and fleet management solutions to mid-market companies operating in a broad range of economic sectors. Prior to this role, Ms. Lee served as CEO of GE Capital Real Estate in Canada from 2002 to 2010 building it to a full debt and equity operating company. Ms. Lee joined GE in 1994 where she held a number of positions including Director, Mergers & Acquisitions for GE Capital's Pension Fund Advisory Services based in San Francisco and Managing Director of GE Capital Real Estate Korea based in Seoul and Tokyo. Ms. Lee earned a Bachelor of Commerce from the University of Toronto. She is a Chartered Professional Accountant and Chartered Accountant. She is active in the community championing Women's networks and Asian-Pacific Forums.

The Audit Committee Rule requires the Company to disclose whether its ARC has adopted specific policies and procedures for the engagement of non-audit services and to prepare a summary of these policies and procedures. The mandate of the ARC provides that it is such committee’s responsibility to: (a) approve the appointment and, when circumstances warrant, discharge of the external auditor and monitor its qualifications, performance and independence; (b) approve and oversee the disclosure of all audit services provided by the external auditor to the Company or any of its subsidiaries, determining which non-audit services the external auditor are prohibited from providing and, exceptionally, pre-approve and oversee the disclosure of permitted non-audit services to be performed by the external auditor, in accordance with applicable laws and regulations; and (c) approve the basis and amount of the external auditor’s fees and other significant compensation. The ARC has adopted a pre-approval policy pursuant to which the Company may not engage the Company’s external auditor to carry out certain non-audit services that are deemed inconsistent with the independence of auditors under U.S. and Canadian applicable laws. The ARC must pre-approve all audit services as well as permitted non-audit services. The ARC has delegated to the Chair of the Audit Committee, who is independent, the authority to act on behalf of the ARC with respect to the pre-approval of all audit and permitted non-audit services provided by its external auditors from time to time. Any approvals by the Chair are reported to the full ARC at its next meeting.

In addition to performing the integrated audit of the Company’s annual consolidated financial statements and effectiveness of internal control over financial reporting, PricewaterhouseCoopers LLP provided other services to the Company and they billed the Company the following fees for each of the Company’s two most recently completed years:

(in thousands of C$)	Year ended December 31, 2021	Year ended December 31, 2020
Audit fees (note 1)	$2,332	$2,501
Audit-related fees (note 2)	159	344
Tax fees (note 3)	287	397
All other fees (note 4)	50	46
	$2,828	$3,288

Notes:

1.	Refers to the aggregate fees billed by the Company’s external auditor for audit services relating to the audit of the Company and statutory audits required by subsidiaries.
2.	Refers to the aggregate fees billed for assurance and related services by the Company’s external auditor that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under (1) above, including professional services rendered by the Company’s external auditor for accounting consultations on proposed transactions and consultations related to accounting and reporting standards. Such fees included amounts incurred in respect of: due diligence and other work related to the disposition and acquisition of businesses, such work being unrelated to the audit of the Company’s financial statements, as well as other audit-related services.
3.	Refers to the aggregate fees billed for professional services rendered by the Company’s external auditor for tax compliance, tax advice and tax planning.
4.	Refers to fees for consulting and subscriptions to accounting and tax research tools.

Additional information

Additional information, including the directors’ and officers’ remuneration and indebtedness, principal holders of the Company’s securities and options to purchase securities, where applicable, is contained in the 2022 Circular.

Copies of publicly filed documents of the Company, including those incorporated herein by reference, can be found on SEDAR at www.sedar.com and also on EDGAR at www.sec.gov. Additional financial information is provided in the Company’s consolidated financial statements and management’s discussion and analysis for the year ended December 31, 2021.

EXHIBIT “A”

AUDIT & RISK COMMITTEE MANDATE

Purpose

The Audit & Risk Committee (the "Committee") is appointed by and shall assist the Board of Directors (the "Board") of Colliers International Group Inc. (the "Company") in fulfilling its oversight responsibilities in the following principal areas: (i) accounting policies and practices, (ii) the financial reporting process, (iii) financial statements provided by the Company to the public, (iv) risk identification, management and processes, including systems of internal accounting and financial controls, internal systems reviews and remediation and information technology and cyber-security risks and controls, (v) reviewing the Company's insurance policies and consideration of the extent of any uninsured exposure and the adequacy of coverage, (vi) appointing, overseeing and evaluating the work and independence of the external auditors and overseeing and evaluating the work of the Company's internal audit personnel, (vii) compliance with applicable legal and regulatory requirements (including the Sarbanes-Oxley Act of 2002), (viii) review of contractual arrangements involving related parties, conflicts of interest or material risks (other than employment related contracts), and (ix) overseeing and evaluating compliance with the Company's Code of Ethics and Conduct, Financial Management Code of Ethics and Conduct, Ethics Hotline Policy and other Company policies involving ethics and/or conflicts of interest. In addition to the responsibilities specifically enumerated in this Mandate, the Board may refer to the Committee such matters and questions relating to the financial position and operations of the Company and its subsidiaries as the Board may from time to time see fit.

Membership

The Committee shall consist of at least three directors appointed annually by the Board and shall be selected based upon the following, in accordance with applicable laws, rules and regulations:

Independence. Each member shall be independent in accordance with applicable legal and regulatory requirements, including, without limitation, the independence requirements set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Act”) (subject to the exemptions provided in Rule 10A-3(c) under the Act) and National Instrument 52-110 – Audit Committees of the Canadian Securities Administrators, and shall have no direct or indirect material relationship with the Company which could, in the view of the Board, reasonably interfere with the exercise of a member's independent judgment.

Financially Literate. Each member shall be financially literate or must become financially literate within a reasonable period of time after his or her appointment to the Committee. For these purposes, an individual is financially literate if he or she has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company's financial statements.

Commitment. In addition to being a member of the Committee, if a member is also on the audit committee or board of directors of other public companies or organizations, the Board shall determine that such simultaneous service does not impair the ability of such member to serve effectively on the Committee.

Chair and Secretary

The Chair of the Committee shall be selected by the Board. If the Chair is not present, the members of the Committee may designate a Chair for the meeting by majority vote of the members present. The Secretary of the Company shall be the Secretary of the Committee, provided that if the Secretary is not present, the Chair of the meeting may appoint a secretary for the meeting with the consent of the other Committee members who are present.

Meetings

The times and locations of meetings of the Committee and the calling of and procedures at such meetings, shall be determined from time to time by the Chair of the Committee, in consultation with management when necessary, provided that there shall be a minimum of four meetings per year. The Committee shall have sufficient notice in order to prepare for each meeting. Notice of each meeting shall also be given to the external auditors of the Company, and meetings shall be convened whenever requested by the external auditors or any member of the Committee in accordance with applicable law.

Meeting Agendas

Agendas for meetings of the Committee shall be developed by the Chair of the Committee in consultation with management and the corporate secretary, and shall be circulated to the Committee members prior to any meetings.

Resources and Authority

The Committee shall have the resources and the authority to discharge its responsibilities, including the authority to engage, at the expense of the Company, outside consultants, independent legal counsel and other advisors as it determines necessary to carry out its duties, without seeking approval of the Board or management. The Committee shall determine the appropriate funding required to compensate any advisor employed by the Committee and to pay ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee shall have the authority to conduct any investigation necessary and appropriate to fulfilling its responsibilities, and has direct access and authority to communicate directly with the external auditors, legal counsel and officers and employees of the Company.

The members of the Committee have the right, for the purpose of performing their duties, to inspect the books and records of the Company and to discuss such accounts and records and any matters relating to the financial position, risk management and internal controls of the Company with the officers and external auditors of the Company.

Responsibilities

The Company's management is responsible for preparing the Company's financial statements while the external auditors are responsible for auditing those financial statements. The Committee is responsible for overseeing the conduct of those activities by the Company's management and external auditors, and overseeing the activities of any internal audit initiatives. The Company's external auditors are accountable to the Committee as representatives of the Company's shareholders.

It is recognized that members of the Committee are not full-time employees of the Company and do not represent themselves to be accountants or auditors by profession or experts in the fields of accounting or auditing or the preparation of financial statements. It is not the duty or responsibility of the Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures. Each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from whom it receives information, and (ii) the accuracy of the financial and other information provided to the Committee by such persons or organizations absent actual knowledge to the contrary.

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The specific responsibilities of the Committee are as follows:

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In consultation with the external auditors and management, review the integrity of the Company's financial reporting process, both internal and external, and any major issues as to the adequacy of the internal controls and any special audit procedures adopted in light of any material control deficiencies;

●

Review all material transactions and contracts entered into by the Company with any insider or related party of the Company, other than director, officer or employee compensation which is approved by the Company's Compensation Committee;

●

Review with management and the external auditors the Company's annual audited consolidated financial statements and discuss with the external auditors all matters required to be discussed by generally accepted auditing standards (GAAS) in Canada and the United States. This would include reviewing an annual audit & risk committee report prepared by the external auditors describing: (i) all critical accounting policies used by the Company, (ii) any material alternative accounting treatments within generally accepted accounting principles (GAAP) that have been discussed with management of the Company, including the ramifications of the use of such alternative treatments and disclosures, and (iii) any other material written communications between the external auditors and management;

●

Following completion of the annual audit, review with management and the external auditors any significant issues, concerns or difficulties encountered and resolve any disagreements between management and the external auditors regarding financial reporting;

●

Review and approve the interim quarterly financial statements and press releases, and review and recommend to the Board for approval the annual financial statements and press releases, in each case prior to the release of earnings information, including any non-GAAP measures and earnings guidance;

●

Review and be satisfied that adequate procedures are in place for the review of the public disclosure of financial information by the Company extracted or derived from the Company's financial statements, and periodically assess the adequacy of those procedures;

●	and Meet separately with management and with the external auditors, including at the time of the annual audit plan review with management and the external auditors.

External Auditors

The Committee shall:

●

Require the external auditor to report directly to it and is responsible for the appointment, nomination, compensation, retention, termination and oversight of the work of the external auditors engaged for the purpose of issuing an auditor's report or performing other audit, review or attest services for the Company, and in such regard recommend to the Board the external auditors to be nominated for approval by the shareholders;

●

Pre-approve all audit engagements and the provision by the external auditors of all non-audit services, including fees and terms for all audit and non-audit engagements, and in such regard the Committee may establish the types of non-audit services the external auditors shall be prohibited from providing and shall establish the types of audit, audit related and non-audit services for which the Committee will retain the external auditors. The Committee may delegate the responsibility to pre-approve non-audit services to one of its members and any such delegated pre-approvals shall be presented to the Committee at its next scheduled meeting;

●	Review and approve the Company's policies for the hiring of partners and employees and former partners and employees of the external auditing firm;
●	Consider, assess and report to the Board with regard to the independence and performance of the external auditors;
●

Request and review annually a report by the external auditors regarding the auditing firm's internal quality-control procedures, any material issues raised by the most recent internal quality-control review of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the past five years;

●

and Request and review annually a formal written statement by the external auditor delineating all relationships between the external auditor and the Company, actively engaging in a dialogue with the external auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor and for taking, or recommending that the full Board take, appropriate action to oversee the independence of the external auditor.

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Internal Controls and Risk Management

The Committee shall:

●	Oversee management's design, implementation and evaluation of the Company's internal controls over financial reporting, including compliance with the requirements of the Sarbanes-Oxley Act of 2002;
●

Receive and review reports from management and the external auditors with regard to the reliability and effective operation of the Company's accounting systems and internal controls; Discuss with management the Company's approach to risk assessment and management, controls over fraud and assessment of the need for internal auditing (including assessing and managing the risks related to personal and sensitive data that is collected, transmitted or stored by the Company and the control environment in place to protect the privacy of such data);

●

Establish policies and procedures for the confidential, anonymous submission by employees of the Company of any concerns regarding questionable accounting or other acts and for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters;

●	Review of the principal risks of the Company's business and operations, and any other circumstances and events that could have a significant impact on the Company's assets and stakeholders;
●	Discuss with management potential risks to the Company's business and operations, their likelihood and magnitude and the interrelationships and potential compounding effects of such risks;
●	Assess the steps management has taken to minimize such risks in light of the Company's risk tolerance;
●

Assess the Company's risk tolerance, the overall process for identifying the Company's principal business and operational risks and the implementation of appropriate measures to manage and disclose such risks;

●

Review the controls and security governing the Company's information technology systems, including information technology infrastructure (e.g., disaster recovery) and business controls (e.g., data integrity, authorized access and process compliance);

●	Review with senior management annually, the Company's insurance policies and considering the extent of any uninsured exposure and the adequacy of coverage;
●	and Review disclosure respecting the oversight of management of the Company's principal business and operational risks.

Legal and Regulatory Requirements

Receive and review timely analysis by management of significant issues relating to public disclosure and reporting, including, prior to finalization, the Management's Discussion & Analysis and Annual Information Form; Prepare the report of the Committee required to be included with the Company's periodic filings; and Assist the Board in the oversight of compliance with legal and regulatory matters.

Additional Responsibilities

Report regularly to the Board, including on matters such as the quality and integrity of the Company's financial statements, compliance with legal and regulatory requirements, the results of any internal audit initiatives, including evaluation of internal controls over financial reporting for purposes of compliance with the Sarbanes-Oxley Act of 2002, and the performance and independence of the external auditors; and Review and reassess annually the adequacy of the Committee's Mandate and prepare and review with the Board an annual performance evaluation of the Committee.

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